PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Offering Circular dated February 10, 2023

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Amended Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Amended Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

ELITE PERFORMANCE HOLDING CORP.

$6,000,000

6,000,000 SHARES OF COMMON STOCK

$1.00 PER SHARE

This is the public offering of securities of Elite Performance Holding Corp., a Nevada corporation. We are offering 6,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $1.00 per share (the “Offered Shares”) by the Company. This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 5,000 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

This Offering Circular uses the Offering Circular format.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is be based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

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Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; (2) 180 days from the date of qualification by the Commission, (3) if Company in its sole discretion extends the offering beyond 180 days from the date of qualification by the Commission, or (4) the Company in its sole discretion withdraws this Offering.

Our Common Stock is not yet quoted or traded on any quotation system or exchange.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$1.00	$6,000,000.00
Underwriting Discounts and Commissions (3)	0.000	0.00
Proceeds to Company	$1.00	$6,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)

This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, will be approximately $15,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $1.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is February 10, 2023

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Elite Performance”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Elite Performance Holding Corp.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

The Company, sometimes referred to herein as “we,” “us,” “our,” and the “Company” and/or “Elite Performance” was incorporated in the State of Nevada on January 30, 2018. Our fiscal year-end date is December 31.

Elite Performance Holding Corp. offices are located at 3301 NE 1st Ave, Suite M704, Miami, CA 33137. Our telephone number is (844) 426-2958 and our Email address is info@elite-beverage.com.

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements.

Overview

Elite Performance Holding Corporation (“EPH”) was formed on January 30, 2018 (inception) and is a holding company with anticipated holdings in companies centered on innovative and proprietary nutritional and dietary fitness enhancement products, that are in the sports performance, weight loss, nutritional, functional beverage and energy markets. The team is composed of highly experienced business, marketing and sales executives in the beverage and nutritional space, who are passionate about health and nutrition.

On February 2, 2018, the Company closed on a Stock Exchange Agreement (“SEA”) with Elite Beverage International Corp. (“Elite Beverage”). Pursuant to the SEA, we purchased all of Joey Firestone and Jon McKenzie’s 100,000,000 common shares and 10,000,000 preferred shares in Elite Beverage, which gave the Company ownership of all of its assets and liabilities in exchange for 50,000,000 common shares and 10,000,000 preferred shares of the Company. Following the SEA, Elite Beverage is a 100% wholly owned subsidiary of Elite Performance Holding Corp.

Elite Beverage was formed on November 29, 2017 (inception) and is currently producing a first of its kind functional sports beverage. B.Y.L.T.® (Beyond Your Limit Training) sports drink is the first to combine the benefits of hydration, muscle repair, fat oxidation, and recovery all-in-one great tasting beverage. Whether you are looking to achieve optimal performance on the baseball field, basketball court, soccer field, in the gym or any competitive sport, B.Y.L.T.® provides the competitive edge every athlete actively seeks. This unique product is designed with scientifically dosed key ingredients to bridge the gap between the current sports drinks filled with refined sugars that have serve no function, hydration beverages, and dietary supplements, without the crash from sugars or jitters from caffeine which eventually leads to a decrease in performance for athletes. B.Y.L.T.® is not only designed to enhance performance and support the intense physical demand of athletes but be safe and backed by science.

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This acquisition was accounted for as an acquisition by entities under common control due to the fact that both Elite Performance Holding Corp. and Elite Beverage were commonly held by Joey Firestone and Jon McKenzie. The ownership structure of the Company did not change as a result nor did any of its officer’s change positions.

The mission of Elite Performance Holding Corp. is to aggressively seek and acquire companies with niche products that are first to market and can be exploited in the 35 billion dollar nutritional and sport beverage industries. The goal of EPH is to effectuate its unique business model through strategic branding and marketing, to aggressively scale companies to size, and operate them efficiently to maximize growth, revenue production and eventual net income. On February 2, 2018, a contribution and assignment agreement was executed by Joey Firestone and Jon McKenzie (collectively, the “Assignors”), and Elite Performance Holding Corp., a Nevada corporation (the “Assignee”). Whereas Firestone and McKenzie were the owners of 50,000,000 shares of common stock, $0.0001 par value, for a total of 100,000,000 shares of common stock (collectively, the “Shares”) of Elite Beverage International Corp., a Nevada corporation (the “Company”), which shares represented all authorized, issued and outstanding shares of the Company.

Founder and Chief Executive Officer Joey Firestone and co-Founder Jon McKenzie have sufficient voting power through their ownership of Series A Preferred Stock with super voting rights equal to 20 votes per share to control the vote on substantially all corporate matters. Accordingly, Mr. Firestone and Mr. McKenzie will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and will continue to have significant influence over our business.

Our Products and Services

Elite Beverage International Corp will offer a first to market functional beverage called B.Y.L.T. (acronym for Beyond Your Limit Training). B.Y.L.T. was created to change the way you supplement your training to help you reach your goals faster and outpower and outlast your competitors during any type of physical activity, especially the most grueling ones. Patented SmartCarb® technology, made of 20g of Palatinose and a 5g of BCAAs, it is designed to boost endurance, maintain proper glucose levels during training, and enhance recovery. Along with Spectra’s potent antioxidant protection and HydroMax’s superior blood-flow enhancing properties, this unique blend of key ingredients means that stomach cramps and bloating from outdated carbohydrate formulas are a thing of the past.

B.Y.L.T. was formulated to promote enhanced recovery time, increased training endurance, and to support lean muscle maintenance while providing proper hydration. Palatinose, the only fully digested and slow-release carbohydrate provides a source of low-glycemic energy for a slow and sustained release of glucose for fueling training. This glucose-fructose disaccharide isomaltulose, discovered in Germany in 1957 and marketed under the brand Palatinose, occurs naturally in small amounts in honey and sugar cane juice. Palatinose™ is made from sugar beets by strengthening the glucose-fructose bond with the help of natural enzymes. This enzymatic conversion rearranges linkage in sucrose into a stronger, more stable bond that is broken down more slowly by enzymes in the gastrointestinal tract, which is the key to the unique physiological properties of Palatinose™. The result is a fully absorbed carbohydrate providing a sustained release of energy to fuel your training and recovery, all without bloating, stomach cramping or other gastric distress. This not only makes BYLT a truly SmartCarb® product but makes it perfect for anyone looking to enhance their training and recovery or simply fuel and hydrate for prolonged activity. Additionally, Palatinose has strong clinical data demonstrating that it’s unique properties don’t inhibit fat burning, making it an ideal source of carbohydrates for sustained energy and those looking to improve body composition.

BCAA 2:1:1

Branched Chain Amino Acids have been proven to effectively increase strength, power, speed and muscular endurance along with enhancing recovery by providing critical support to Muscle Protein Synthesis. Numerous studies support the effectiveness of the 2:1:1 ratio for training for muscle size, strength, endurance and power. As the most studied BCAA combination, it has become the gold standard.

L-Leucine – Considered the ‘king’ of the amino acids, it has the primary responsibility of activating mTOR which helps initiate protein synthesis and supports the body’s release of insulin from the pancreas; This offers muscle supporting and enhanced recovery benefits.

L-Isoleucine – Primarily responsible for increasing glucose uptake into cells; works synergistically with leucine and has muscle supporting properties as well.

L-Valine – Helps stimulate muscle protein synthesis and supports the body’s natural ability to eliminate excess nitrogen from the liver.

Spectra

Unique blend of fruit and vegetable extracts that increases cellular oxygen consumption and supports the body’s ability to protect against free radicals. Helps manage temporary inflammatory response from training, translating to improved training and overall health.

HydroMax

Highly concentrated and bioavailable form of glycerol that helps increase the concentration of fluid in muscle cells, providing enhanced volume and hydration.

The combination of these ingredients and without using artificial flavors or colors making it the ideal sports beverage for health-conscious consumers and serious athletes alike.

BYLT will introduce two flavors upon launch while planning to strategically introduce additional 5 flavors to support the launch after three to six months of operation. These flavors will include Blue Raspberry, Tropical Punch, Lemon Lime, Watermelon, Grape, Orange and Fruit Punch.

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Competition and Market Overview

The functional beverage industry is extremely competitive and has low barriers to entry. We compete with other sports drinks. Several of which have greater experience, brand name recognition and financial resources than Elite Beverage International Corp. However, in September 2021, the company completed the acquisition of its patented SmartCarb® technology making B.Y.L.T. the first sports drink with a patented formulation, thereby separating us from like competitors in the functional beverage space.

Our management believes that the functional beverage industry competes in the global marketplace and therefore must be adaptable to remain competitive. Consumer spending for discretionary goods such as supplements and functional beverages are sensitive to changes in consumer confidence and ultimately consumer confidence is affected by general business considerations in the U.S. economy. Consumer discretionary spending generally declines during times of falling consumer confidence, which may affect the retail sale of our products. U.S. consumer confidence reflected these slowing conditions throughout the last few years.

We believe that a stronger economy, more spending by young professionals with an overall trend toward health and fitness will lead to future growth. Therefore, we intend to make strong efforts to maintain our brand in the industry through our focus on the innovation and design of our products as well as being able to consolidate and increase cost efficiency when possible, through potential acquisitions.

Marketing and Distribution

It is our intention to position Elite Performance Holding Corp. as a holding company for the purpose of establishing the vertical integration of like companies in the health and fitness industry in order to develop multiple revenue streams while minimizing risks through diversification. Our branded product lines are currently functional beverages and will be the centerpiece of our branding efforts. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new innovative products.

Since our initial offering, our 100% wholly owned subsidiary, Elite Performance Beverages International, has completed 4 successful production runs expanding from two to seven flavors. We spent a full year test marketing our product in the states of California, Florida, Texas and New York in retail stores, various sporting events, and fit expos across the country. During the COVID-19 pandemic, the company chose to consolidate its operations because the brand had not been built to the level that the product would turn on retail shelves without consistent consumer education and marketing efforts, which were impossible to facilitate during the pandemic. However, the company is now ready to pick up where they left off and have hired a sales team of seasoned beverage professionals, a consumer education advocate, are utilizing several delivery vans branded with BYLT, and is now back to participating in various sporting events and fitness expos. Our initial target markets are currently Florida and California with a goal to spread into national distribution over time.

Recently, we also created a new line of B.Y.L.T. gym apparel in order to build, market, and expand the B.Y.L.T. brand. To date, we have received excellent responses to the addition of our apparel section on our website and intend to expand our apparel inventory over the next several months.

Sales and Marketing

With its all-encompassing benefits, patented formulation, and better-for-you ingredients, B.Y.L.T.® is positioned to succeed in a highly lucrative market due to being first to market, its superior product offering and an ideal market opportunity. The breakdown of favorable market trends that will help fuel the initial growth and long-term success of the Company include:

•	Healthy living trends and lifestyles are continuing, creating a drive for better-for-you trends, active lifestyles, and a growing demand for industry products from everyday consumers.
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There are currently no other RTD beverages that combine the benefits of B.Y.L.T.® that athletes seek out. In order to achieve optimal nutrients, an athlete must take 3-4 supplements that are often packed with unhealthy additives such as refined sugars, artificial colors, artificial flavors, and high doses of caffeine.

•	Sports Drinks accounted for 70% of the entire Fortified/Functional beverage industry and is expected to continue its growth during the next five years to become a $32 Billion global market by 2027.
•

B.Y.L.T.® is also positioned in the Nutrition and Performance Drink Industry which generated a total revenue of $27.2 billion. Mintel estimates sales of the category to continue to grow reaching $36.3 billion by 2028.

•	According to Statista, 36% of individuals in the U.S. purchase a ready to drink sports drink 1 – 2 times a week, while 15% purchase one over 10 times a week.
•

There is high potential for customer loyalty in the industry and brands that deliver on their promised functional and health benefits usually keep loyal core consumers, which the company has begun to experience

The Company has contracted GBS Growth Partners to strategically implement and execute its nationwide sales and distribution of our first to market sports drink. The key executives at GBS Growth Partners are comprised of former seasoned Coca-Cola, PepsiCo and Dr. Pepper executives that have over 120 years of combined experience in the beverage industry. Their previous clients include Coca-Cola, Bolthouse Farms, Cinnabon, Nestle Waters, Honest, Celsius, and others. The Company will launch its products in a series of region expansions, as shown in the figure below.

Over the last several months, GBS Growth Partners has introduced the company to several high-level executives with stellar resumes specializing in the sales of new beverages within our space. Currently, the executive sales team works on a consultant basis. However, the company plans on making several of them full time employees in the 2023.

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Figure 2: Map of BYLT Roll Out Strategy

Customers

As of September 30, 2022, accounts receivable, net amounted to only $0 and 0 customers represented 0% of this balance.

Sources and Availability of Raw Materials and Principal Suppliers

Most of the inventory and raw materials we purchase occurs through our manufacturers located in Dade City, FL and in Plano, TX. Our inventory supply is based on the sales and revenues of our products. Inventory supply is ultimately determined at the discretion of Mr. Firestone, and the Company’s COO, David Sandler based on his experience in the industry. Our inventories are commodities that can be incorporated into future products or can be sold on the open market. Additionally, we perform physical inventory inspections on a quarterly basis to assess upcoming styling needs and consider the current pricing in metals and stones needed for our products.

We acquire all packaging and other raw materials used for manufacturing our products on the open market. We are not constrained in our purchasing by any contracts with any suppliers and acquire raw material based upon, among other things, availability and price on the open wholesale market.

Intellectual Property

The Company presently owns the intellectual property and SmartCarb® technology patent (US Patent No. 11,103,522) which it acquired on September 29, 2021.

Our product is manufactured by a third-party NSF certified and FDA registered facility. This facility has been manufacturing the product for three years and there are currently no contractual agreements or obligations between either parties that holds Elite Beverages to manufacture our product exclusively with this manufacturer.

Research and Development

There were $0 in expenses incurred for research and development as of September 30, 2022.

Environmental Regulation and Compliance

The United States environmental laws do not materially impact our manufacturing as we are using state of the art facilities with equipment that complies with all relevant environmental laws. We adhere to the highest quality control standards to ensure the best possible product, meeting all of our specifications. We only use manufactures that belong to the following trade associations and organizations.

NSF – The Public Health and Safety Organization

NSF is an independent, accredited organization that tests, audits and certifies products and systems as well as provides education and risk management. We have recently received a passing grade in an NSF health food and safety audit.

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CGMP – Current Good Manufacturing Practice

Good manufacturing practice guidelines provide guidance for manufacturing, testing and quality assurance in order to ensure that a dietary supplement is safe for human consumption. GMPs are enforced in the United States by the U.S. Food and Drug Administration (FDA.)

FDA Registered Food/Beverage Facility

The FDA is responsible for protecting and promoting public health through the regulation and supervision of food safety, tobacco products, dietary supplements, prescription and over-the-counter pharmaceutical drugs, cosmetics, and veterinary products.

Certifications

Our manufacture’s facility is certified to meet the standards by the following organizations enabling us to manufacture a variety of products including Organic and Kosher.

SQF Level III Certified

Newly acquired SQF certification, which ensures all safety and quality standards are met.

Certified HEPA Filtration

To qualify as HEPA by US government standards, an air filter must remove (from the air that passes through) 99.97% of particles that have a size of 0.3 µm or larger. All filling and blending rooms have HEPA filtration.

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Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is not currently quoted or traded on any quotation system or exchange.

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THE OFFERING

Issuer:	Elite Performance Holding Corp.

Securities offered:	A maximum of 6,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $1.00 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	127,051,300 issued and outstanding

Number of shares of Common Stock to be outstanding after the offering	133,051,300 shares, if the maximum amount of Offered Shares are sold

Price per share:	$1.00

Maximum offering amount:	6,000,000 shares at $1.00 per share, or $6,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock is not currently quoted or trading on any quotation system or exchange.

Use of proceeds:

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $5,352,500. We will use these net proceeds for product design and development, product inventory for resell, marketing and advertising and for additional working capital to support corporate operating expenses.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including immediate and substantial dilution. There is a limited market for our stock. See “Risk Factors.”

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 RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

WE HAVE HAD LIMITED OPERATIONS, HAVE INCURRED LOSSES SINCE INCEPTION, HAVE LIMITED CASH TO SUSTAIN OUR OPERATIONS, AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN AND RECEIVED A GOING CONCERN OPINION IN PRIOR PERIODS.

The Company has suffered recurring losses. As of December 31, 2021, the Company had limited cash on hand and $545,250 in convertible debt and loans payable. At December 31, 2021, the Company also had a stockholders’ deficit of $4,589,932. These factors raise substantial doubt about the Company's ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to raise capital and/or generate positive cash flows from operations.

Management plans to achieve profitability by increasing its business through retail distribution and expanding its online ecommerce presence. There can be no assurance that the Company can raise the required capital to support operations or increase sales to achieve profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

A DECLINE IN DISCRETIONARY CONSUMER SPENDING MAY ADVERSELY AFFECT OUR INDUSTRY, OUR OPERATIONS, AND ULTIMATELY OUR PROFITABILITY.

Consumer products, such as sports drinks, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect the sports beverage or functional beverage industry more significantly than other industries. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

THERE IS A RISK ASSOCIATED WITH COVID-19

The Company’s operations were and may be continued to be affected by the recent and ongoing outbreak of the coronavirus disease (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

OUR OPERATING RESULTS MAY BE ADVERSELY IMPACTED BY WORLDWIDE POLITICAL AND ECONOMIC UNCERTAINTIES AND SPECIFIC CONDITIONS IN THE MARKETS WE ADDRESS.

In the recent past, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation, increased energy costs, decreased consumer confidence, and reduced corporate profits and capital spending, and adverse business conditions. Any continuation or worsening of the current global economic and financial conditions could materially adversely affect (i) our ability to raise, or the cost of, needed capital, (ii) demand for our current and future products and (iii) our ability to commercialize products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

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THE LOSS OF THE SERVICES OF OUR KEY EMPLOYEES, PARTICULARLY THE SERVICES RENDERED BY OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR, MR. JOEY FIRESTONE, COULD HARM OUR BUSINESS.

We believe our success will depend, to a significant extent, on the efforts and abilities of Joey Firestone, our Chief Executive Officer. If we lost Mr. Firestone, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for Mr. Firestone at all, or on terms that are not unduly expensive or burdensome.

OUR FUTURE SUCCESS DEPENDS UPON, IN LARGE PART, OUR CONTINUING ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

If we grow and implement our business plan, we will need to add managerial talent to support our business plan. There is no guarantee that we will be successful in adding such managerial talent. These professionals are regularly recruited by other companies and may choose to change companies. Given our relatively small size compared to some of our competitors, the performance of our business may be more adversely affected than our competitors would be if we lose well-performing employees and are unable to attract new ones.

BECAUSE WE INTEND TO GROW BY ACQUISITIONS AND SUCH ACTIVITY INVOLVES A NUMBER OF RISKS, OUR BUSINESS MAY SUFFER.

We may consider acquisitions of assets or other business. Any acquisition or opening of another retail store or other operations involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

•	The acquired assets or business may not achieve expected results;
•	We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;
•	We may not be able to retain key personnel of an acquired business;
•	We may not be able to raise the required capital to expand;
•	Our management’s attention may be diverted; or
•	Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise, we may not realize the expected benefits of an acquisition.

BECAUSE WE DEPEND ON OUR ABILITY TO IDENTIFY AND RESPOND TO CONSUMER TRENDS, IF WE MISJUDGE THESE TRENDS, OUR ABILITY TO MAINTAIN AND GAIN MARKET SHARE WILL BE AFFECTED.

The beverage industry is subject to rapidly changing consumer trends and shifting consumer demands. Accordingly, our success may depend on the priority that our target customers place on fashion and our ability to anticipate, identify, and capitalize upon emerging consumer trends. If we misjudge consumer trends or are unable to adjust our products in a timely manner, our net sales may decline or fail to meet expectations and any excess inventory may be sold at lower prices.

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OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES COULD BE HARMED IF WE ARE UNABLE TO STRENGTHEN AND MAINTAIN OUR BRAND IMAGE.

We have limited revenues and have spent significant amounts of time and money in branding our beverage lines. We believe that primary factors in determining customer buying decisions, especially in the beverage industry, are determined by price, confidence in the merchandise and quality associated with a brand. The ability to differentiate products from competitors of the Company has been a factor in attracting consumers. However, if the Company’s ability to promote its brand fails to garner brand recognition, its ability to generate revenues may suffer. If the Company fails to differentiate its products, its ability to sell its products wholesale will be adversely affected. These factors could result in lower selling prices and sales volumes, which could adversely affect its financial condition and results of operations.

IF WE WERE TO EXPERIENCE SUBSTANTIAL DEFAULTS BY OUR CUSTOMERS ON ACCOUNTS RECEIVABLE, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND RESULTS OF OPERATIONS.

If customers responsible for a large amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially affect the ability to collect these accounts receivable, which could then result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in the ability to collect on accounts receivable could affect our cash flow and working capital position.

WE MAY NOT BE ABLE TO INCREASE SALES OR OTHERWISE SUCCESSFULLY OPERATE OUR BUSINESS, WHICH COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION.

We believe that the key to our success will be to increase our revenues and available working capital. We may not have the resources required to promote our business and its potential benefits. If we are unable to gain market acceptance of our business, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

We may not be able to increase our sales or effectively operate our business. To the extent we are unable to achieve sales growth, we may continue to incur losses. We may not be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on operating plans and estimates of future sales and revenues and are subject to increase as strategies are implemented. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Further, if we substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely affected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our sales could be adversely affected.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS COULD BE SEVERELY LIMITED.

A limiting factor on our growth is our limited capitalization, which could impact our ability to execute on our business plan. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our business plan can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

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WE MAY BE UNABLE TO MANAGE GROWTH, WHICH MAY IMPACT OUR POTENTIAL PROFITABILITY.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;
•	Maintain a system of management controls; and
•	Attract and retain qualified personnel, as well as develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related to Our Common Stock

OUR SUBSCRIPTION AGREEMENT REQUIRES DISPUTES TO BE RESOLVED UNDER NEVADA LAW AND EXCLUSIVELY IN THE STATE AND FEDERAL COURTS OF NEVADA

The Subscription for the shares offered for sale in this Registration Statement contains an exclusive forum provision in section 4.9, which requires that the jurisdiction and venue for resolving disputes between an investor and the Company must take place in the state or federal courts of Nevada. This exclusive forum provision is an additional risk for investors residing outside of Nevada because it limits the feasibility of filing suit against the Company in the investor’s state of residence, which would cause increased costs to be incurred by an out-of-state investor, due to the necessity to hire local Nevada counsel to represent the investor in the Nevada courts, and the likelihood that such investor would need to travel to Nevada, possibly for an extended stay, in order to maintain a lawsuit against the Company . However, there is uncertainty as to whether a court would enforce this exclusive forum provision against residents of states other than Nevada. This exclusive forum provision does not include claims by an investor for alleged federal securities law violations arising under the Securities Act or Exchange Act. However, there is uncertainty as to whether a court would enforce this exclusive forum provision against residents of states other than Nevada. This exclusive forum provision does not include claims by an investor for alleged federal securities law violations arising under the Securities Act or Exchange Act.

OUR COMMON STOCK IS NOT CURRENTLY QUOTED ON THE OTC MARKET OR ANY NATIONAL SECURITIES EXCHANGES, WHICH MEANS THERE IS CURRENTLY NO STOCK PRICE QUOTE, NO TRADING IN OUR STOCK, AND NO LIQUIDITY.

We currently have no listing or trading symbol, and our common stock is not yet quoted on the OTC Markets or any national securities exchanges. Eventually, we may seek a market maker’s sponsorship in order to obtain a trading symbol, and then intend for our common stock to be quoted on the OTC Markets. However, even if we obtain a trading symbol, and our common stock becomes quoted on the OTC Markets, the future quotation of our shares on the OTC Markets may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, and this illiquidity could depress the future trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Currently, the Company does not plan to file an application for listing on any national securities exchange.

EVEN IF OUR COMMON STOCK BECOMES QUOTED ON THE OTC MARKETS, THERE IS LIMITED LIQUIDITY ON THE PINK SHEETS, WHICH ENHANCES THE VOLATILE NATURE OF OUR EQUITY.

If our common stock becomes quoted on the OTC Markets, there will likely be few shares of our common stock initially traded, the volatility of our stock price may increase, and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of a typical OTC Markets’ common stock, should the company elect to trade on the OTC Markets, there may be a lower likelihood that orders for shares of our common stock will be executed, and market prices may differ significantly from the price that was quoted at the time of entry of the order.

IF WE OBTAIN A TRADING SYMBOL, AND OUR COMMON STOCK IS QUOTED ON THE OTC MARKETS, OUR COMMON STOCK WILL BE CONSIDERED A “PENNY STOCK,” AND WILL BE SUBJECT TO ADDITIONAL SALE AND TRADING REGULATIONS THAT MAY MAKE IT MORE DIFFICULT TO SELL.

If we obtain a trading symbol and our common stock is quoted on the OTC Markets Pink Sheets, our common stock will be considered to be a “penny stock” since it will not qualify for one of the exemptions from the definition of “penny stock” under Section 3a of the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

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This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR CURRENT CHIEF EXECUTIVE OFFICER AND DIRECTOR, MR. JOEY FIRESTONE AND CO-FOUNDER JON MCKENZIE HAVE SUFFICIENT VOTING POWER TO CONTROL THE VOTE ON SUBSTANTIALLY ALL CORPORATE MATTERS.

Joey Firestone, our Founder, Chief Executive Officer, and director, and Jon McKenzie each have sufficient voting power through beneficials ownership of 5,000,000 series A preferred with Super Voting Rights, each, to control the vote on substantially all corporate matters. Accordingly, Mr. Firestone and Mr. McKenzie will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, potential increases of shares authorized, common and preferred shares, and will continue to have significant influence over our business. As a result of their ownership and more specifically Mr. Firestone’s position in the Company, they are able to influence all matters requiring shareholder action, including significant corporate transactions.

ANTI-TAKEOVER PROVISION

Through the issuance of the 10,000,000 shares of Series A with super voting rights Joey Firestone and Jon McKenzie possess the equivalent of 200,000,000 votes resulting in significant influence in all corporate matters and shall deter any unwanted attempts for control of the company by another company or group of investors.

EVEN IF WE OBTAIN A TRADING SYMBOL AND OUR COMMON STOCK IS QUOTED ON THE OTC MARKETS, TRADING OF OUR STOCK MAY BE RESTRICTED BY THE U.S. SECURITIES & EXCHANGE COMMISSION’S PENNY STOCK REGULATIONS, WHICH MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the U.S. Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

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WE CURRENTLY HAVE A LIMITED ACCOUNTING STAFF, AND IF WE FAIL TO DEVELOP OR MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS TIMELY AND ACCURATELY OR PREVENT FRAUD, WHICH WOULD LIKELY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON UNITS.

We were previously subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), until being subject to SEC Order No. 93585 on November 17, 2021 revoking registration of our securities pursuant to Section 12(j) of the Securities Exchange Act of 1934 for failure to file timely periodic unaudited and audited financial reports during the COVID-19 lockdowns. Effective internal controls have been implemented by the company and are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Going forward, the company plans to maintain the timely filing of unaudited quarterly and a yearly audited financial statement under the Exchange Act.

We prepare our consolidated financial statements in accordance with accounting and principles generally accepted in the United States, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 requires us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. Based on management’s evaluation, as of December 31, 2021, our management concluded that we had several material weaknesses related to our internal controls over financial reporting (See Item 9A).

EVEN IF WE OBTAIN A TRADING SYMBOL AND OUR COMMON STOCK IS QUOTED ON THE OTC MARKETS, THE MARKET PRICE FOR OUR COMMON SHARES WILL BE PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH WHAT WILL BE A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT ALL, OR EVEN IF YOU CAN EVENTUALLY SELL YOUR SHARES, THERE IS NO GUARANTEE THAT YOU CAN SELL SUCH SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

There is currently no market for our common shares, as we do not yet have a trading symbol, and our common stock is not quoted anywhere. Even if we obtain a trading symbol and our common stock is quoted on the OTC Markets Pink Sheets, the market for our common shares is expected to be characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. Even after our common stock is quoted, the expected volatility in our future share price is attributable to a number of factors. First, as noted above, our common shares will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to when we will obtain a trading symbol, or when our stock will be quoted, or once quoted, what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their initial market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the future market price.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH COULD AFFECT OUR PROFITABILITY AND OPERATING RESULTS.

We voluntarily file annual, quarterly and current reports with the SEC. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of ours more time-consuming and costly. We expect to spend between $25,000 and $50,000 in legal and accounting expenses annually to comply with our SEC reporting obligations and Sarbanes-Oxley. These costs could affect profitability and our results of operations.

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WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK, WHICH IS CURRENTLY ILLIQUID, AS OUR COMMON STOCK IS NOT QUOTED, AND THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

REVOCATION OF THE REGISTRATION OF SECURITIES

Elite Performance Holding Corp. was subject to an order #93585 on November 16, 2021 revoking registration of its securities pursuant to Section 12(j) of the Securities Exchange Act of 1934 for failure to file timely periodic unaudited and audited financial reports during the COVID-19 lockdowns. Currently, the company intends to continue filing its periodic reports on a timely basis. It is imperative that the company files on a timely basis. Failure to do so could negatively impact the company, the price of its stock, and the shareholders of the company.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

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USE OF PROCEEDS

Because the offering is a best-efforts offering, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares offered hereby. For purposes of this table, we used $1.00, the per-share offering price.

	10%	50%	100%
Gross offering proceeds	$600,000	3,000,000	6,000,000
Marketing, Branding and Promotion	190,000	950,0000	1,900,000
Product & Development	10,000	50,000	100,000
Permits Licenses and Applications	3,500	17,500	35,000
Website Development	1,500	7,500	15,000
Operating Expenses	210,000	1,050,000	2,100,000
Personnel Expenses	45,000	225,000	450,000
Inventory Reserves	98,000	490,000	980,000
Estimated expenses of the offering	$64,750	$323,750	$647,500

Net proceeds from the offering,	$535,250	2,676,250	5,352,500

The Company will allocate funding towards Marketing, Branding and Promotion, Product and Development, Permits, Licenses and Applications, Website Development, Operating Expenses, Personnel Expenses and Inventory Reserves as detailed in the table above.

General and administrative expenses pertain to operating expenses rather than to expenses that can be directly related to the production of any goods or services, utilities, insurance and managerial salaries which may come at a later date.

The company will not be using the proceeds of this offering for the payment of salaries, or the repayment of debt owed to its Officers and Directors.

This expected use of the net proceeds from this offering and our existing cash, cash equivalents and short-term investments represents our intentions based upon our current plans and business conditions.

Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

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DILUTION

The offering price of the Shares of Common Stock being offered for sale pursuant to this Offering is substantially higher than the book value per share of the Common Stock. Accordingly, investors purchasing the Shares pursuant to this Offering will experience an immediate and significant dilution in the book value per share of the Shares purchased. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors—We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders” and “We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Elite Performance Holding Corporation and could depress our stock price.”

DILUTION TABLE

The price of the current offering is fixed at $1.00 per common share. This price is significantly higher than the price paid by our Directors and Officers for common equity since the Company's inception.

Our Officers and Directors invested $0 on January 30, 2018, paying $0 per share for their common shares.

Assuming completion of the offering, there will be up to 133,051,300 common shares outstanding. The following table illustrates the per common share dilution that may be experienced by investors at various funding levels based on stockholders’ equity (deficit) of (1,741,900) excluding deferred offering costs as of September 30, 2022.

Percentage of funding	100%	75%	50%	25%
Offering price	$1.00	$1.00	$1.00	$1.00
Offering shares at different percentage	6,000,000	4,500,000	3,000,000	1,500,000
Total Gross Proceeds	$6,000,000	$4,500,000	$3,000,000	$1,500,000
Total Shares outstanding Prior to the Offering	127,051,300	127,051,300	127,051,300	127,051,300
Net Tangible Book value prior to the offering	$(1,741,900)	$(1,741,900)	$(1,741,900)	$(1,741,900)
Net Tangible Book value per share prior to the offering	$(0.0137)	$(0.0137)	$(0.0137)	$(0.0137)
Proforma outstanding Shares after offering	133,051,300	131,551,300	130,051,300	128,551,300
Offering Expense	$15,000	$15,000	$15,000	$15,000
Proceeds from the offering (net of expenses)	$5,985,000	$4,485,000	$2,985,000	$1,485,000
Proforma Net Tangible book value after offering	$4,258,100	$2,758,100	$1,258,100	$(241,900)
Increase in book value	$5,985,000	$4,485,000	$2,985,000	$1,485,000
Proforma Net tangible book value per share after offering	$0.032	$0.021	$0.0097	$(0.0019)
Increase in book value per share	$0.0457	$0.0347	$0.0234	$0.0118
Initial public offering price	$1.000	$1.000	$1.000	$1.000
Proforma per share after offering	$0.032	$0.021	$0.0097	$(0.0019)
Dilution per share to new investors	$0.968	$0.979	$0.9903	$1.0019
Dilution	97%	98%	99%	100%

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DISTRIBUTION

Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for our common shares. The offering price was arbitrarily determined by management, The principal factors considered in determining the initial offering price include:

•	the information set forth in this Offering Circular and otherwise available;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the earlier of 180 days after qualification or when the maximum offering is reached.

How to Subscribe

When you decide to subscribe for Offered Shares in this Offering after it is qualified, you should contact the Company to obtain a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Information

The statements in this report that are not reported financial results or other historical information are “forward-looking statements”. These statements appear in a number of different places in this report and can be identified by words such as “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Forward-looking statements include, among others, statements regarding our business plans and availability of financing for our business.

Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our estimates. Some of these risks and assumptions include those set forth in reports and other documents we have filed with or furnished to the United States Securities and Exchange Commission (“SEC”). We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and other documents we file from time to time with the SEC.

General

Management’s discussion and analysis of results of operations and financial condition is intended to assist the reader in the understanding and assessment of significant changes and trends related to the results of operations and financial position of the Company together with its subsidiary. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying financial notes, and with the Critical Accounting Policies noted below.

Plan of Operation

The Company plans to offer a first to market functional beverage that redefines hydration and performance drinks using a patented amino/carbohydrate combination. The SmartCarb® technology blend provides a unique benefit of hydration, endurance and sustained energy without caffeine, the crash of sugars, and without artificial flavors or colors making it the ideal sports beverage for health-conscious consumers and serious athletes alike. BYLT® will introduce two flavors upon launch while planning to strategically introduce additional 6 flavors to support the launch after three to nine months of operation. These flavors will include Blue Raspberry, Tropical Punch, Lemon Lime, Watermelon, Grape, Orange and Fruit Punch.

The Company has instituted various cost saving measures to conserve cash and has worked with its creditors in an attempt to negotiate various debt terms. The Company has been also investigating various strategies to increase sales and expand its business. The Company is in negotiations with some potential partners, but, at this time, there is nothing concrete, but the Company remains positive about its prospects. However, there is no assurance that the Company will be successful in its endeavors or that it will be able to increase its business.

Our future operations are contingent upon increasing revenues and raising capital for on-going operations and expansion of our product lines. Because we have a limited operating history, you may have difficulty evaluating our business and future prospects.

The Company’s operations continue to be affected by the recent and ongoing outbreak of the coronavirus disease (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

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Results of Operations–- For the Year Ended December 31, 2021 Compared the Year Ended December 31, 2020

Sales

Net sales for year ended December 31, 2021 were $6,938 compared to $26,154 for the year ended December 31, 2020. This decrease is mostly attributed to the covid restrictions and lockdowns.

Gross Profit

Gross profit for the year ended December 31, 2021 was $(61,100) compared to $$(280,978) for the year ended December 31, 2020. This decrease in gross profit is primarily due to more marketing and advertising expenses.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses were $797,665 for the year ended December 31, 2021 as compared to $873,924 for the year ended December 31, 2020. This decrease is attributed to cutting staff during covid restrictions and lockdowns.

Loss from Operations

As a result of the above, the Company had a loss from operations in the amount of (858,765) for the year ended December 31, 2021 as compared to $1,154,902 for the year ended December 31, 2020.

Other Expense

For the year ended December 31, 2021, the Company had other expense of $10,162 as compared to other expense of $132,005 for the year ended December 31, 2020. This decrease was attributable to the decrease in debt discount amortization, financing fees and interest expenses arising from the convertible debt, off set by the impairment of the licensing agreement.

Net Loss

As a result of the above, the Company had a net loss of $868,927 for the year ended December 31, 2021 as compared to $1,286,907 for the year ended December 31, 2020.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2021, compared to December 31, 2020.

	December 31, 2021	December 31, 2020
Current Assets	$10,220	$10,380

Current Liabilities	$1,903,463	$1,437,176

Working Capital	$(1,893,243)	$(1,426,796)

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Our working capital deficit was at $(1,893,243) December 31, 2021, as compared to a working capital deficit of $(1,426,796) at December 31, 2020. This increase is primarily attributed to higher accounts payable and accrued liabilities, convertible debt and advances from related parties.

During the year ended December 31, 2021, the Company had a net increase $1,549 compared to a net decrease in cash of $16,632. The Company’s principal sources, and uses of funds were as follows:

Cash used in operating activities. For the year ended December 31, 2021, the Company used $343,251 in cash from operating activities as compared to $(456,984) in cash for the year ended December 31, 2209. This decrease was mainly attributed to in increase the net loss.

Cash used in investing activities. For the year ended December 31, 2021, the Company used $0 in investing activities as compared to cash from investing activities of $0 for the year ended December 31, 2020.

Cash provided financing activities. For the year ended December 31, 2021, the Company provided $344,800 in financing activities as compared to $440,352 in cash for financing activities for the year ended December 31, 2020. This decrease is primarily the result of a decrease in proceeds from convertible debt, loans payable partially and a decrease in proceeds from the sale of stock.

Our indebtedness is comprised of various convertible debt and advances from a stockholder/officer intended to provide capital for the ongoing manufacturing of our beverage line, in advance of receipt of the payment from our retail distributors.

Results for the Three and nine Months Ended September 30, 2022 Compared to The Three and nine Months Ending September 30, 2021.

Operating Revenues

The Company’s revenues were $19,596 for the three months ended September 30, 2022, compared to $0 for the three months ended September 30, 2021.

Gross Profit (Loss)

For the three months ended September 30, 2022, the Company’s gross profit (loss) was ($21,778) compared to ($36,770) for the three months ended September 30, 2021.

Our gross profit (loss) could vary from period to period and is affected by a number of factors, including product mix, production efficiencies, component availability and costs, pricing, competition, customer requirements and unanticipated restructuring or inventory charges and potential scrap of materials.

General and Administrative Expenses

For the three months ended September 30, 2022, general and administrative expenses were $222,789 compared to $69,259 for the three months ended September 30, 2021, an increase of $153,530. This increase was due to hiring more staff.

Advertising Expense

For the three months ended September 30, 2022, advertising expenses were $80,545 compared to $1,883 for the three months ended September 30, 2021, an increase of $78,662. This increase was due to marketing spend for the brand.

Legal and Accounting Expense

For the three months ended September 30, 2022, Legal and Accounting expenses were $92,320 compared to $31,451 for the three months ended September 30, 2021, an increase of $60,869. This increase was due to more legal work done the last several months

Consulting expense

For the three months ended September 30, 2022, Consulting expenses were $370,421 compared to $36,250 for the three months ended September 30, 2021, an increase of $334,171. This increase was due to hiring more staff to expand distribution.

Gain on forgiveness of PPP loan

For the three months ended September 30, 2022, gain on forgiveness of PPP loan was $0 compared to $105,867 for the three months ended September 30, 2021, this decrease was due to no PPP loans being forgiven in 2022.

Gain on debt forgiveness

For the three months ended September 30, 2022, gain on debt forgiveness was $6,000 compared to $0 for the three months ended September 30, 2021. In 2022 a debt of $12,000 was resolved with the payment of $6,000.

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Interest Expense

For the three months ended September 30, 2022, Interest expenses were ($29,699) compared to ($25,187) for the three months ended September 30, 2021, an increase of $4,512.

Net Loss

Our net loss for the three months ended September 30, 2022, was ($811,552) compared to ($94,933) for the three months ended September 30, 2021, an increase of $716,619. This increase was due primarily from the aforementioned increases in expenses.

Operating Revenues

The Company’s revenues were $22,197 for the nine months ended September 30, 2022, compared to $1,605 for the nine months ended September 30, 2021, an increase of $20,592. This increase was due to having more inventory of finished goods.

Gross Profit (Loss)

For the nine months ended September 30, 2022, the Company’s gross profit (loss) was ($80,656) compared to ($41,013) for the nine months ended September 30, 2021, an increase of $39,643. This increase was due to more expenses to market and distribute the brand.

Our gross profits could vary from period to period and is affected by a number of factors, including product mix, production efficiencies, component availability and costs, pricing, competition, customer requirements and unanticipated restructuring or inventory charges and potential scrap of materials.

General and Administrative Expenses

For the nine months ended September 30, 2022, general and administrative expenses were $465,922 compared to $234,772 for the nine months ended September 30, 2021, an increase of $231,150. This increase was due to hiring more staff

Advertising Expense

For the nine months ended September 30, 2022, advertising expenses were $162,500 compared to $46,925 for the nine months ended September 30, 2021, an increase of $115,575. This increase was due to more marketing for the brand.

Legal and Accounting Expense

For the nine months ended September 30, 2022, Legal and Accounting expenses were $187,366 compared to $83,202, for the nine months ended September 30, 2021, an increase of $104,164. This increase was due to more legal work being done

Consulting expense

For the nine months ended September 30, 2022, Consulting expenses were $995,321 compared to $274,680 for the nine months ended September 30, 2021, an increase of $720,641. This increase was due to hiring more consultants to distribute the brand.

Gain on forgiveness of PPP loan

For the nine months ended September 30, 2022, gain on forgiveness of PPP loan was $0 compared to $105,867 for the nine months ended September 30, 2021, this decrease was due to no PPP loans being forgiven in 2022.

Gain on debt forgiveness

For the nine months ended September 30, 2022, gain on debt forgiveness was $6,000 compared to $0 for the nine months ended September 30, 2021. In 2022 a debt of $12,000 was resolved with the payment of $6,000.

Interest Expense

For the nine months ended September 30, 2022, interest expenses were ($79,908) compared to ($70,922) for the nine months ended September 30, 2021, an increase of $8,986.

Net Loss

Our net loss for the nine months ended September 30, 2022, was ($1,965,673) compared to ($645,647) for the nine months ended September 30, 2021, an increase of $1,320,026. This increase was due primarily from the aforementioned increases in expenses.

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Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At September 30, 2022, the Company had total current assets of $272,810 compared to $10,220 at December 31, 2021.

At September 30, 2022, the Company had total current liabilities of $1,998,320 compared to $1,903,463 at September 30, 2021.

We had working capital deficit of $1,725,510 as of September 30, 2022, compared to $1,893,243 as of December 31, 2021.

Cashflow from Operating Activities

During the nine months ended September 30, 2022, cash provided by (used in) operating activities was ($1,387,984) compared to ($244,052) for the nine months ending September 30, 2021. Cash used in operating activities for the nine months ended September 30, 2022 was primarily the result of a $1,965,673 net loss, a $247,373 increase in inventory, offset by $659,500 of shares issued for services.

Cashflow from Investing Activities

During the nine months ended September 30, 2022, cash used in investing activities was $55,000 compared to $0 for the nine months ended September 30, 2021.

Cashflow from Financing Activities

During the nine months ended September 30, 2022, cash provided by financing activities was $1,454,138 compared to $243,800 for the nine months ending September 30, 2021. Cash provided by financing activities for the nine months ended September 30, 2022 was primarily the result of proceeds from sales of common stock.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Going Concern

Our consolidated financial statements for the period ended September 30, 2022, have been prepared on a going concern basis and Note 8 to the consolidated financial statements identifies issues that raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations - For the Year Ended December 31, 2021 Compared the Year Ended December 31, 2020

Sales

Net sales for year ended December 31, 2021, were $6,938 compared to $26,154 for the year ended December 31, 2020. This decrease is mostly attributed to the covid restrictions and lockdowns.

Gross Profit

Gross profit for the year ended December 31, 2021, was $(61,100) compared to $(280,978) for the year ended December 31, 2020. This decrease in gross profit is primarily due to supply chain issues to secure goods for production.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses were $797,665 for the year ended December 31, 2021, as compared to $873,924 for the year ended December 31, 2020. This decrease is attributed to cutting staff.

Loss from Operations

As a result of the above, the Company had a loss from operations in the amount of $858,765 for the year ended December 31, 2021, as compared to $1,154,902 for the year ended December 31, 2020.

Net Loss

As a result of the above, the Company had a net loss of $868,927 for the year ended December 31, 2021, as compared to $1,286,907 for the year ended December 31, 2020.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2021, compared to December 31, 2020.

	December 31, 2021	December 31, 2020
Current Assets	$10,220	$10,380

Current Liabilities	$1,903,463	$1,437,176

Working Capital	$(1,893,243)	$(1,426,796)

Our working capital deficit was $(1,893,243) as of December 31, 2021 as compared to a working capital deficit of ($1,426,796) at December 31, 2020. This increase is primarily attributed to higher accounts payable and accrued liabilities, convertible debt and advances from related parties.

During the year ended December 31, 2020, the Company had a net decrease in cash of $1,549. The Company’s principal sources, and uses of funds were as follows:

Cash used in operating activities. For the year ended December 31, 2021, the Company used $(343,251) in cash from operating activities as compared to $(456,984) in cash for the year ended December 31, 2020. This decrease was mainly attributed to in increase the net loss.

Cash used in investing activities. For the year ended December 31, 2021, the Company used $0 in investing activities as compared to cash from investing activities of $0 for the year ended December 31, 2020.

Cash provided financing activities. For the year ended December 31, 2021, the Company provided $344,800 in financing activities as compared to $440,352 in cash for financing activities for the year ended December 31, 2020. This decrease is primarily the result of a decrease in proceeds from convertible debt, loans payable partially and a decrease in proceeds from the sale of stock.

Our indebtedness is comprised of various convertible debt and advances from a stockholder/officer intended to provide capital for the ongoing manufacturing of our beverage line, in advance of receipt of the payment from our retail distributors.

Convertible Debt

The Company enters into certain financing agreements for convertible debt. For the most part, the Company settles these obligations with the Company’s common stock. As of December 31, 2021, the Company had outstanding convertible debt in the amount of $543,004. See note 9 in the notes to the financial statements for the terms and conversion features.

Loans Payable

The Company has loans payable related party of $0 and related accrued interest of $0, at December 31, 2021.

Satisfaction of Our Cash Obligations for the Next 12 Months

A critical component of our operating plan impacting our continued existence is to increase sales and efficiently manage the production of our beverage lines and successfully develop new lines through our Company or through possible acquisitions and/or mergers. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

The Company has suffered recurring losses, and as of December 31, 2021, the Company had a stockholders’ deficit of $1,966,719. As of December 31, 2021, the Company had $1,801 cash on hand and $543,004 in convertible debt and loans payable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flows from operations.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses primarily consist of salaries and benefits for research and development employees, stock-based compensation, consulting fees, lab supplies, and regulatory compliance costs. For the Year ended December 31, 2021 and for the year ended December 31, 2020 we had $0 and $0 respectively in R&D expense.

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Expected Purchase or Sale of Plant and Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment as such items are not required by us at this time.

Critical Accounting Policies

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2021, the company had an accumulated deficit of ($4,589,932). The continuation of the Company as a going concern is dependent upon the continued financial support from its management, its ability to generate profits from the Company’ s future operations, identify future investment opportunities and obtain the necessary debt or equity financing. These factors raise doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. The Company recognizes revenues and the related costs when persuasive evidence of an arrangement exists, delivery and acceptance has occurred, or service has been rendered, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured. Amounts invoiced or collected in advance of product delivery or providing services are recorded as deferred revenue. The Company accrues for warranty costs, sales returns, bad debts, and other allowances based on its historical experience. For the year ended December 31, 2021 and for the year ended December 31, 2020 we had $6,938 and $26,154 respectively in revenue from the sale of our products.

Income Taxes

Federal Income taxes are not currently due since we have had losses since inception. On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the period January 30, 2018 (inception) through December 31, 2021, using a Federal Tax Rate of 21%.

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

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As of December 31, 2021, we had a net operating loss carry-forward of approximately $(4,589,932) and a deferred tax asset of $963,886 using the statutory rate of 21%. The deferred tax asset may be recognized in future periods, not to exceed 20 years. However, due to the uncertainty of future events we have booked valuation allowance of $(963,886). FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2021 the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

Stock-Based Compensation

The Company records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718 “Stock Compensation” and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515 “Equity-Based Payments to Non-Employees”, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Long Lived Assets

Periodically the Company assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, “Property, Plant and Equipment.” The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. For the year ended December 31, 2020, an impairment loss of $10,000 was recognized on a licensing agreement and recorded to other income (expense). For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on a Patent acquisition and recorded to other income (expense). There were no other such losses recognized for the year ended December 31, 2021.

Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of acquired web site domains and web site content and are carried at cost, less accumulated amortization. Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets.

Recently Issued Accounting Standards

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which requires lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but has been updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We have adopted the above ASU as of December 31, 2019.

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Off Balance Sheet Arrangements

The Company is not party to any off-balance sheet arrangements that may affect its financial position or its results of operations.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s condensed consolidated financial statements.

Selected Financial Data

Not applicable.

Item 3. Quantitative and Qualitative Disclosures of Market Risk

Not applicable.

Item 4. Controls and Procedures

We carried out an evaluation required by the Securities Exchange Act of 1934 (the “1934 Act”), under the supervision and with the participation of our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) of the 1934 Act, as of the end of the period covered by this report. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were ineffective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and to provide reasonable assurance that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

During the most recent fiscal quarter, the company has made substantial upgrades its accounting software and hired new outside bookkeepers. The company has also recently hired a new consulting firm specializing in SEC accounting in order to act as an intermediary by overseeing the review, preparation and formatting of all financial materials before it is received by our SEC auditing firm. The purpose of these changes are to materially affect our ability to become a timely filer, going forward. These changes are reasonably likely to positively affect the timeliness of our internal controls as it relates to financial reporting without the addition of new employees.

Our new disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives as specified above. Management does not expect, however, that our disclosure controls and procedures will prevent or detect all error and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected.

Competition

Our future success depends, in part, upon our ability to develop products and achieve market share at the expense of existing and more established and future products in the relevant target markets. Existing and future products will compete directly with our products. Competing products may provide greater benefits or may offer comparable performance at a lower cost in the future.

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Management recognizes that competition in the development of performance beverages is intense. Most competitors have significantly longer operating histories, more advanced technology and greater financial resources.

Additionally, most of our competitors have significantly greater experience in

•	Developing beverages;
•	Formulating and manufacturing beverages; and
•	Launching, marketing, distributing and selling beverages.

Companies that we are in competition with include, but are not limited to Gatorade, Powerade, Body Armor, CytoMax, and others. We believe that we could possibly compete with these companies because we have a proprietary formulation, several unique methods and novel technological approaches that could potentially allow us to reach proposed targets and develop additional formulations with improved properties.

Employees

Currently, we do not have any additional employees besides management. Employee agreements are only in place for Joey Firestone. Officers are devoting their time to the company in developing our products. Management is presently reviewing the near-term possibility of engaging qualified, full-time personnel to assist in developing and marketing our products. The company anticipates converting several sales consultants into full time employees in the third quarter of 2022. We may continue to use non-employee consultants to assist us in formulating a research and development strategy, for designing, equipping and staffing future manufacturing facilities and for business development. We may find it necessary to periodically hire part-time clerical help on an as-needed basis.

Consultants and advisors usually have the right to terminate their relationships on short notice. Loss of some of these key consultants or advisors could interrupt or delay development of one or more of our products or otherwise adversely affect our business plans.

We expect to continue to need qualified personnel with experience in performance beverages. We may have difficulty in obtaining qualified technical personnel as there is strong competition for such personnel from other companies, as well as universities and research institutions. Our business could be materially harmed if we are unable to recruit and retain qualified administrative and executive personnel to support our expanding activities, or if one or more members of our management staff were unable or unwilling to continue their association with us.

Research and Development

The Company spent $0 on research and development activities in 2021 and 2020.

Properties

At the time of this filing, the Company’s CEO, Joey Firestone, leases office space on a monthly basis for the operations, and tangible assets, other than inventory, consists of general office equipment and computers. Our expansion plans are in the preliminary stages with no formal negotiations being conducted. Most likely no expansions will take place until additional revenues can be achieved, or additional capital can be raised to help offset the costs associated with any expansion.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

The company discovered in September of 2021 that BYLT Basics, LLC, a party that it settled a previous trademark litigation case with, is in breach of its settlement agreement and sent a notice of breach to said party. The underlying matter is a trademark dispute for the mark B.Y.L.T. (Reg 6548069) of which the company also filed two oppositions of the party’s trademarks at the Trademark Trial and Appeal Board. Attorneys are in contact, and litigation may be in order for trademark infringement.

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MANAGEMENT OF ELITE PERFORMANCE HOLDING CORPORATION

Directors and Executive Officers

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of March 31, 2022. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board and are elected or appointed to serve until the next meeting of the Board following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name (age)	Age	Position	Year First Elected a Director
Joey Firestone	39	Chief Executive Officer and Chairman	2018
David Sandler	53	Chief Operating Officer
Laya Clark	47	Director	2018

Background of Directors and Officers

Joey Firestone, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Joey Firestone has served as our Chief Executive Officer, Chief Financial Officer and Chairman of the Board since May 2019. Previously, Mr. Firestone served as our Director and Secretary beginning on February of 2018. A graduate of University of Miami with a B.B.A, Mr. Firestone has over 12 years of experience in operating and growing successful businesses. He was the founder and CEO of the sports nutrition company Gifted Nutrition from 2014 to 2016, which grew into over 40 countries in less than 3 years. Founder and managing member of luxury concierge company 305 Degrees from 2007 to 2018, which was named to Inc. 500’s fastest growing private companies and top 5 travel and hospitality companies on the Inc. 5000 list in 2013. His experience in operating companies, ingredient formulations, knowledge of international markets, and marketing of sport nutrition make him a great candidate for the Company.

David Sandler, Chief Operating Officer

David Sandler has over 28 year of experience in the fitness and nutrition industry as a product scientist, strength and conditioning coach, and sports and fitness consultant. His was the former COO of ProSupps Nutrition and the creator of Hyde Power Potion energy drink. Mr Sandler was a doctoral candidate at the University of Miami and the former Assistant Strength and Conditioning Coach and head of Baseball during their 1999 National Championship season. He was also an Assistant Professor of Kinesiology and Sports Science for 6 years at Florida International University. With over three hundred international, national and regional lectures to his credit he comes in high demand and is regarded as a top expert in his field.

Laya Clark, Director

Laya Clark has served as a Director since February of 2018 and works with some of the largest ingredient suppliers in the industry, including IMCD (formerly ET Horn), Compound Solutions, and DuPont Danisco. Mr. Clark’s experience includes product knowledge of an array of bioactive ingredients that can add clinically documented health enhancing effects. Works with some of the largest ingredient suppliers in the industry and has over 21 years of marketing and sales experience in sports nutrition. Mr. Clark also has valuable manufacturing knowledge and maintains key industry contacts. He plays a key role in identifying key ingredients that provide differentiating value to products by supporting immune, digestive, cardiovascular, and/or bone health. Mr. Clark is a graduate of Amherst College with a B.B.A. and a Masters in Sport Management from the University of Massachusetts.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, except to the extent governed by an employment agreement.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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Meetings of Our Board of Directors

Our Board did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by written consent, which in each case was executed by the Board.

Committees of the Board

We do not currently have a compensation committee, nominating committee, or stock plan committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire Board performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nominating Committee

Our Board does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	the appropriate size of our Board of Directors;
•	our needs with respect to the particular talents and experience of our Directors;
•

the knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience in political affairs;
•	experience with accounting rules and practices; and
•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm, if necessary.

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Code of Ethics

We do not currently have a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions. Because we have only limited business operations and officers and directors, we believe a code of ethics would have limited utility. We intend to adopt such a code of ethics as our business operations expand and we have more directors, officers and employees.

Executive Compensation

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short- and long-term business objectives.

The Board considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our Board will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate compensation.

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We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid full salaries or other compensation to officers, directors or employees for the year 2018. We expect that directors will defer any compensation until such time as the company is in a better financial position and will strive to have the business opportunity provide their remuneration.

There are no family relationships between any of our executive officers and Directors.

Executive Compensation

The following table presents information regarding compensation of our principal executive officer, for services rendered during years ended 2020 and 2021, respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Incentive ($)(3)	Option Awards ($)(4)	All Other Compensation $(5)	Total ($)
Joey Firestone	2020	$125,000	-	-	$	$125,000
CEO, CFO & Chairman	2021	$100,000	-	-	$	$100,000

_________

(1) The amounts shown in this column represent the dollar value of base salary earned by each named executive officer (“NEO”).

(2) Our CEO continues to defer salary until such time as the Company has improved its financial position

(3) No incentive compensation was made to our officer and director in 2020 and 2019 and therefore no amounts are shown.

(4) Amounts in this column represent the fair value required by ASC Topic 718 to be included in our financial statements for all options granted during that year.

(5) Other compensation was made up of Mr. Firestone’s expense and health insurance expenses.

Employment Agreements

2018 Employment Agreement

On February 2, 2018, the Company entered into an Employment Agreement with its CEO, Joey Firestone (the “2018 Employment Agreement”). The material terms of which include Subject to the provisions of Section 5 of this Agreement, this Agreement shall commence as of the a three year initial term (the “Term”), which shall automatically renew for up to two (2) additional one (1) year renewal terms unless the Company or Employee gives written notice of non-renewal not less than one hundred twenty (120) days prior to the expiration of the then current initial term or renewal term, in which case this Agreement shall expire at the end of the then current initial term or renewal term.

Under the 2018 Employment Agreement, Mr. Firestone was entitled to receive a base salary of $60,000 on an annual basis, and eligible to receive a five percent (5%) increase on an annual basis. Mr. Firestone was also eligible to receive a performance bonus of $10,000 to the annual base salary for reaching certain milestones, including a.) secure distribution in west coast US market; b.) secure distribution in mid-central US market; c.) secure distribution in South America Market; d.) secure distribution in Middle East market; e.) secure distribution in Asia market; f.) secure distribution in northeastern US market; g.) secure distribution in European market; h.) secure distribution in south eastern US market; i.) secure distribution in North American Market (non-US); and j. ) develop and launch additional flavors for markets.

Mr. Firestone also had the opportunity to earn a performance-based bonus of up to five percent (5%) of his then current base salary (the “Annual Bonus”) for each year during the Term of his employment commencing in the 2018 fiscal year. The Annual Bonus shall be set at a target level determined annually by the Company and shall be based upon Employee’s achievement of specified performance goals for each performance period as determined by the Company.

He was also entitled to participate in such stock/equity option plans for the granting of stock/equity options to purchase Company stock/equity ("Options") and/or other equity and/or cash plans, including any phantom ownership plans implemented from time-to-time by the Company covering Senior Executive level employees in accordance with the terms thereof and subject to the terms of the Company's operating agreement and the terms of such grants as determined by the Board. The Options and the equity reserved for issuance upon execution of the Options have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold or transferred in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to the Company that such registration is not required. For the avoidance of doubt, on or before the Effective Date, Mr. Firestone was issued 25,000,000 shares of common stock of the Company (the “Founder Shares”) as a founder of the Company, and not as compensation for any past or future services of the Company. Notwithstanding anything to the contrary in this Agreement, such Founder’s Shares are not Options hereunder and shall not be subject to forfeiture or redemption by the Company for any reason, whatsoever, including, but not limited to any termination of this Agreement for Cause or otherwise, or any breach of this Agreement by the Employee.

The 2018 Employment Agreement was also subject to a Lock-Up Agreement under which Mr. Firestone agreed not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (including the Shares or any Options) however or whenever acquired ( including those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 720 days (2 years) from the date of issuance.

2021 Employment Agreement

One February 1, 2021, the Company renewed the employment agreement with Joey Firestone with the same terms and conditions, changing only the milestone performance bonuses in shares of restricted 144 stock. No stock was earned or issued in this period. The changes from the 2018 Employment Agreement are as follows:

Base salary increased to $125,000 per year.

Performance Bonus. The Company shall pay Mr. Firestone a performance bonus added of 5,000,000 restricted shares of Elite Performance Holding Corp. common stock for reaching each milestone of the following goals below, subject to all rules and guidelines set forth under SEC Rule 144: a.) reach 5 million dollars in gross annual revenue; b.) reach 15 million dollars in gross annual revenue; c.) reach 30 million dollars in gross annual revenue; d.) reach 50 million dollars in gross annual revenue; e.) reach 75 million dollars in grows annual revenue; and f.) reach 100 million dollars in gross annual revenue.

Incentive Stock and Award Plan

None. We have not entered into any incentive stock and award plans.

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Stock Option Grants

We have not granted any stock options to the executive officers or directors.

Director Compensation

We do not currently pay any cash fees or expenses to our directors for serving on the Board.

Compensation Policy

The Company does not believe that its compensation policies are reasonably likely to increase corporate risk or have a material adverse effect on the Company.

Compensation of Directors

We currently limit the compensation of our directors for their service. In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors’ meetings and for operating/promoting our business.

Related Party Transactions

Accounts and Notes Payable related party

On November 15, 2017, Elite Beverage International issued an unsecured note payable for $80,300 to Jon McKenzie at a 6% interest rate, due upon demand. An addendum to the note was added in 2018 for an additional $127,637 in funding which was received in various advances throughout the year.

For the Year ended December 31, 2019, Jon McKenzie advanced a total of $2,000 for operating expenses of the company, which was added to the addendum. Interest expense for this note for the year ended December 31, 2020, and the year ended December 31, 2021, was $12,294 and $7,897 respectively.

On September 4, 2020, the Company reduced their debt by $439,545 with the retirement of two 6% interest bearing notes for $159,752 and $50,185 collectively and accrued interest of $30,693. These two notes held by the Company’s former CEO, COO and Board Director Jon McKenzie were forgiven after his departure. The company reduced its debt by $198,915 from accounts payable that were forgiven after Jon McKenzie’s departure. There was no subsequent terms or conditions set forth for the debt forgiveness. The total amount forgiven was $439,545 and charged to additional paid in capital

For the year ended December 31, 2019, and 2020, we had $36,000 and $36,000 respectively in consulting expense to “I Know a Dude, Inc.” owned by Laya Clark. Mr. Clark is a member of our Board of Directors. As of December 31, 2020, and 2021, we had an outstanding balance due of $65,922 and $101,922 respectively, which is included in accounts payable related party.

For the year ended December 31, 2019 we had $4,500 in accounting expense respectively to “The Mosely Group.” owned by Reesa McKenzie. Ms. McKenzie is the sister of John McKenzie. As of December 31, 2020, and 2021, we had an outstanding balance due of $4,500 and $4,500 respectively, which is included in accounts payable related party.

As of December 31, 2021, we had outstanding balances due to Joey Firestone of $37,316 for un-reimbursed business expenses. We also had an outstanding balance due to Joey Firestone of $115,000 for consulting services, which is included in accounts payable related party.

On June 14, 2019, Laya Clark (a member of our board of directors) entered into an advisor service agreement for one year for 1,000,000 shares of restricted 144 stock that was issued on October 3, 2019.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of February 10, 2023, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director and nominee, (iii) the executive officers, and (iv) all current directors and executive officers as a group.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/ Owner of more than 5%)	Residential Address (City / State Only)(2)	Number of Common shares owned(1)	Ownership Percentage of Common Stock Outstanding(1)	Number of Preferred shares owned(1)	Ownership Percentage of Preferred Stock Outstanding(1)
Joey Firestone	Owner, Officer, Director	Miami, FL	25,000,000	19.6%	5,000,000	50%

Laya Clark	Director	Simi Valley, CA	1.600.000	1.26%	0	0%

David Sandler	Officer	Denver, CO	1,780,000	1.4%	0	0%

Jon McKenzie	Owner	Pahrump, NV	25,000,000	19.6%	5,000,000	50%

Officers and Directors As a Group			53,380,000	41.86%	10,000,000	100%

(1) Joey Firestone and Jon McKenzie each own 25,000,000 shares of Common Stock, representing a total of 39.2% of the issued and outstanding shares of the Company’s Common Stock Mr. Firestone and Mr. McKenzie each also own 5,000,000 shares of Series A Preferred Stock, representing 100% of the total issued and outstanding shares of Preferred Stock, as each share of Series A Preferred Stock votes the equivalent of 20 shares of Common Stock on all matters coming before a vote of the Company’s shareholders, and thus have sufficient voting power through their ownership of Series A Preferred Stock with super voting rights equal to 20 votes per share of common stock, to control the vote on substantially all corporate matters. Accordingly, Mr. Firestone and Mr. McKenzie will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and will continue to have significant influence over our business.

The Company has authorized a total of 35,000,000 Shares of Preferred Stock, $0.0001 par value, which may be issued from time to time and bearing such rights, privileges and preferences as shall be designated by the Board of Directors.

10,000,000 Series A preferred which carries super voting rights. Each preferred share carries 20 votes.

25,000,000 Series X convertible preferred which convert at a ratio of 1:10 preferred to common stock.

As of December 31, 2017, Elite Beverage International Corp had issued 10,000,000 Shares of Preferred Stock, designated as series A “Cumulative Preference ‘A’, for $1,000. The 25,000,000 designated as series X have not been issued.

(2) Unless otherwise indicated, the address of each beneficial owner listed above is c/o Elite Performance Holding Corp., 3301 NE 1st Ave Suite M704 Miami, FL 33137.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 500,000,000 shares, including 465,000,000 shares of common stock, $0.0001 par value per share, of which 111,001,300 shares are issued and outstanding as of the date hereof, and (ii) 35,000,000 shares of preferred stock, including 10,000,000 shares of Series A preferred stock, of which 10,000,000 of Series A preferred stock are issued and outstanding. 5,000,000 are held by the Company’s officer and director, Joey Firestone and 5,000,000 are held by Co-Founder Jon McKenzie as of the date hereof.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available, therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

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Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Company has authorized a total of 35,000,000 Shares of Preferred Stock, $.0001 par value, which may be issued from time to time and bearing such rights, privileges and preferences as shall be designated by the Board of Directors. As of December 31, 2017, Elite Beverage had issued 10,000,000 Shares of Preferred Stock, designated as series A “Cumulative Preference ‘A’, for $1,000.

10,000,000 Series A preferred which carries super voting rights. Each preferred share carries 20 votes.

On February 2, 2018 Elite Performance Holding Corp., owned and controlled by Firestone and McKenzie, acquired Elite Beverage through a 1:1 preferred share exchange as follows. 10,000,000 Series A preferred shares of Elite Performance Holding Corp. in exchange for 10,000,000 Series A preferred shares of Elite Beverage International Inc.

Voting Rights

Holders of each 1 share of preferred stock are entitled to the equivalent of 20 votes on all matters voted on generally by the stockholders, including the election of directors. This means that the holders of our Series A Preferred Stock have “super voting” rights, such that Joey Firestone effectively can outvote all others on all matters voted on generally by the stockholders.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock that are in existence or may, from time to time, come into existence, the assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of the Series A Super Voting Preferred Stock and the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), with each outstanding share of the Series A Super Voting Preferred Stock being entitled to receive an amount or value equal to the amount to be distributed to fifty shares of Common Stock.

Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

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The Preferred Shares also rank senior to any other class of shares of the Company with respect to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Company.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Mountain Share Transfer, LLC currently serves as transfer agent for the Common Stock and Preferred Stock.

EXPERTS

The audited financial statements of Elite Performance Holding Corp. (the Company) as of December 31, 2021 and 2020 included in this prospectus and in the registration statement have been so included in reliance upon the report of M&K CPAS, PLLC, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Matheau J. W. Stout, Esq., of Baltimore, Maryland, will issue to Elite Performance Holding Corporation its opinion regarding the legality of the common stock being offered hereby. Matheau J. W. Stout, Esq. has consented to the references in this prospectus to its opinion.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

”Elite Performance Holding Corp.,” “We,” or the “Company”) is offering up to 6,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”) at the offering price of $1.00 per share.

The Common Stock

We are authorized to issue 465,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

There were 127,051,300 issued and outstanding shares of Common stock as of February 10, 2023.

Preferred Stock

There were 10,000,000 shares of Series A Preferred shares authorized, and 10,000,000 shares issued and outstanding as of September 30, 2022.

The holders of Series A Preferred Stock collectively have the right to a vote equal to 20 shares for every 1 share of Series A Preferred Stock owned, which 200,000,000 shares of Common Stock, which is greater than 100 of the votes on any matter requiring the vote of shareholders.

Transfer Agent

Our transfer agent is Mountain Share Transfer, Inc. 2030 Powers Ferry Rd. SE, Suite 212, Atlanta, GA 30339 (404)-474-3110. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months or at least six months in the event we become a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

EXPERTS

The audited financial statements of Elite Performance Holding Corp. (the Company) as of December 31, 2021 and 2020 included in this prospectus and in the registration statement have been so included in reliance upon the report of M&K CPAS, PLLC, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Matheau J. W. Stout, Esq., of Baltimore, Maryland, will issue to Elite Performance Holding Corporation its opinion regarding the legality of the common stock being offered hereby. Matheau J. W. Stout, Esq. has consented to the references in this prospectus to its opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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ELITE PERFORMANCE HOLDING CORP.

CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

C O N T E N T S

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Elite Performance Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Elite Performance Holding Corp. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the company has recently accumulated significant losses from operations and has negative working capital, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 6 to the consolidated financial statements, the company has recently accumulated significant losses from operations and has negative working capital, which raise substantial doubt about its ability to continue as a going concern

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2018

Houston, TX

May 26, 2022

F-2

Elite Performance Holding Corp.

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$1,801	$252
Inventory	8,419	10,128
Total Current Assets	10,220	10,380

Patents	-	-
TOTAL ASSETS	$10,220	$10,380

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	787,152	609,505
Accounts payable and accrued expenses related party	373,849	222,738
Accrued expenses	199,458	106,982
Convertible note payable (net of debt discount)	543,004	497,951
Total Current Liabilities	1,903,463	1,437,176

Longterm Liabilities
PPP Loan	95,485	201,352
Total longterm liabilities	95,485	201,352
Total Liabilities	1,998,948	1,638,528

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock; $0.0001 par value, 35,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020 respectively	1,000	1,000
Common stock; $0.0001 par value, 465,000,000 shares authorized, 98,971,300 and 84,738,300 issued and outstanding as of December 31, 2021 and December 31, 2020	9,896	8,472
Shares to be issued	5,000	13,803
Additional paid-in capital	2,585,308	2,069,582
Accumulated deficit	(4,589,932)	(3,721,005)
Total Stockholders’ Equity (Deficit)	(1,988,728)	(1,628,148)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$10,220	$10,380

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Elite Performance Holding Corp.

Consolidated Statements of Operations

for the years ended December 31,

	2021	2020

REVENUES	$6,938	$26,154
COST OF GOODS SOLD	68,038	307,132
GROSS PROFIT	(61,100)	(280,978)

OPERATING EXPENSES
Legal and accounting	125,671	63,228
Advertising	57,124	258,292
Consulting	321,965	339,508
General and administrative	292,905	212,896
Total Operating Expenses	797,665	873,924

OPERATING LOSS	(858,765)	(1,154,902)

OTHER INCOME (EXPENSE)
Gain on forgiveness of PPP loan	105,867	-
Loss on impairment of assets	(20,000)	(10,000)
Interest expense	(96,029)	(122,005)

Total Other Income (Expense)	(10,162)	(132,005)

NET LOSS	$(868,927)	$(1,286,907)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.01)	$(0.02)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	95,357,059	67,891,464

 The accompanying notes are an integral part of these consolidated financial statements.

F-4

Elite Performance Holding Corp.

Consolidated Statement of Stockholders’ Equity (Deficit)

for the years ended December 31, 2020 and 2021

								Total
					Shares	Additional		Stockholders’
	Common Stock		Preferred Stock		to be	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	(Deficit)
Balance December 31, 2019	64,924,300	$6,492	10,000,000	$1,000	$856,722	$641,317	$(2,434,098)	$(928,567)

Subscription shares issued for cash	19,254,000	1,924	-	-	(962,700)	960,776	-	$(0)
Shares issued for finance fees	400,000	40	-	-	-	19,960	-	20,000
Shares to be issued for services	-	-	-	-	30,781	-	-	30,781
Subscriptions received	-	-	-	-	89,000	-	-	89,000
Shares issued for services	160,000	16	-	-	-	7,984	-	8,000
Related party debt forgiveness	-	-	-	-	-	439,545	-	439,545
Net loss	-	-	-	-	-	-	(1,286,907)	(1,286,907)
Balance December 31, 2020	84,738,300	$8,472	10,000,000	$1,000	$13,803	$2,069,582	$(3,721,005)	$(1,628,148)

Shares issued for subscriptions	4,176,000	418	-	-	-	208,382	-	208,800
Shares issued for services	3,287,000	329	-	-	(3,803)	164,021	-	160,547
Shares issued for license from to be issued	200,000	20	-	-	(10,000)	9,980	-	-
Shares issued for patents	400,000	40	-	-	-	19,960		20,000
Shares issued for licensing agreement	5,000,000	500	-	-	-	(500)		-
Shares issued for commitment fee	60,000	6	-	-	-	2,994		3,000
Reg D subscriptions	1,110,000	111	-	-	-	110,889		111,000
Shares to be issued for liability settlement					5,000			5,000
							-	-
Net loss	-	-	-	-	-	-	(868,927)	(868,927)
Balance December 31, 2021	98,971,300	$9,896	10,000,000	$1,000	$5,000	$2,585,308	$(4,589,932)	$(1,988,728)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Elite Performance Holding Corp.

Consolidated Statements of Cash Flows

for the years ended December 31,

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(868,927)	$(1,286,907)
Items to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	3,053	58,921
Shares issued for services	160,547	28,781
Gain on forgiveness of PPP Loan	(105,867)	-
Impairment of licensing agreement	20,000	10,000
Changes in operating assets and liabilities
(Increase) / decrease in Inventory	1,709	142,202
(Increase) / decrease in prepaid expenses	-	2,638
Increase in accounts payable - Related party	151,111	145,781
Increase in accounts payable and accrued expenses	295,123	441,600
Net Cash Used in Operating Activities	(343,251)	(456,984)

CASH FLOWS FROM INVESTING ACTIVITIES
	-	-
Net Cash Used in Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from PPP loan	-	201,352
Proceed from convertible debt	25,000	-
Proceeds from notes payable	24,000	150,000
Repayments of notes payable	(24,000)	-
Proceeds from Sale of stock	319,800	89,000
Net Cash Provided by Financing Activities	344,800	440,352

Increase (Decrease) in Cash	1,549	(16,632)

	252	16,884

CASH AT END OF PERIOD	$1,801	$252

Supplemental Information:
Interest Paid	-	-
Taxes	-	-

Supplemental Non-Cash Information:
Shares issued for commitment fees	$3,000	$20,000
Shares to be issued for accounts payable forgiveness	$5,000	$-
Shares issued for stock payable	$13,803	$962,770.00
Shares issued for patents	20,000
Convertible note issued for accounts payable	$20,000	$-
Forgiveness of RPT debt, interest, and AP	$-	$439,545.00
shares issued for licensing comtract	$500	$10,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Elite Performance Holding Corp.

 Consolidated Notes to the Financial Statements

 For the year ended December 31, 2021

NOTE 1 - GENERAL

Business Overview

Elite Performance Holding Corporation (“EPH”) was formed on January 30, 2018 (inception) and is a holding company with anticipated holdings in companies centered on innovative and proprietary nutritional and dietary fitness enhancement products, that are in the sports performance, weight loss, nutritional, functional beverage and energy markets. The team is composed of highly experienced business, marketing and sales executives in the beverage and nutritional space, who are passionate about health and nutrition.

The mission of Elite Performance Holding Corp. is to aggressively seek and acquire companies with niche products that are first to market and can be exploited in the 35 billion dollar nutritional and sport beverage industries. The goal of EPH is to effectuate its unique business model through strategic branding and marketing, to aggressively scale companies to size, and operate them efficiently to maximize growth, revenue production and eventual net income. On February 2, 2018, a contribution and assignment agreement was executed by Joey Firestone and Jon McKenzie (collectively, the “Assignors”), and Elite Performance Holding Corp., a Nevada corporation (the “Assignee”). Whereas Firestone and McKenzie were the owners of 50,000,000 shares of common stock, $0.0001 par value, for a total of 100,000,000 shares of common stock (collectively, the “Shares”) of Elite Beverage International Corp., a Nevada corporation (the “Company”), which shares represented all authorized, issued and outstanding shares of the Company.

Elite Beverage International is a 100% wholly owned subsidiary of Elite Performance Holding Corp. Elite Beverage International produces a first of its kind, functional beverage (sports drink) called B.Y.L.T. (Beyond Your Limit Training). B.Y.L.T. is a sports drink that combines the benefits of hydration, muscle repair, fat oxidation, and recovery all-in-one great tasting beverage. Whether you are looking to achieve optimal performance on the baseball field, basketball court, soccer field, in the gym or any competitive sport, BYLT provides the competitive edge every athlete actively seeks. This unique product is designed with scientifically dosed key ingredients to bridge the gap between the current sports drinks filled with sugars that have serve no function, hydration beverages and dietary supplements, without the crash from sugars and jitters from caffeine which eventually leads to a decrease in performance for athletes. BYLT is not only designed to enhance performance and support the intense physical demand of athletes but be safe and backed by science. BYLT Performance LLC, a wholly owned subsidiary of Elite Beverage International holds the trademarks and intellectual property for the company.

Our Products and Services

Elite Beverage International Corp will offer a first to market functional beverage that redefines hydration and performance drinks using a patented amino/carbohydrate combination. The SmartCarb® technology blend provides a unique benefit of hydration, endurance and sustained energy without caffeine, the crash of sugars, and without artificial flavors or colors making it the ideal sports beverage for health-conscious consumers and serious athletes alike. BYLT® will introduce two flavors upon launch while planning to strategically introduce additional 6 flavors to support the launch after three to nine months of operation. These flavors will include Raspberry lemonade, Tropical Punch, Lemon Lime, Green Apple, Watermelon, Grape, Orange and Fruit Punch.

On August 01, 2020, the Company entered into an Exclusivity Agreement between its wholly owned subsidiary Elite Beverage International Corp. and Bruce Kneller for exclusive rights on a patent pending SmartCarb® technology (US Patent Application No. 16/785,498.) This Agreement gives the Company first right of refusal to purchase the technology upon issuance of its patent for a predetermined and agreed upon amount of shares in the Company.

On September 29, 2021, the Company entered into an Agreement between its wholly owned subsidiary Elite Beverage International Corp. and Bruce Kneller for the transfer and assignment of the SmartCarb® technology (US Patent No. 11,103,522 issued August 31, 2021.) This Agreement gives the Company the intellectual property and patent ownership for 400,000 shares valued at $20,000 that were issued October 1, 2021. For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on the Patent acquisition and recorded to other income (expense).

F-7

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. Licenses are capitalized at their acquisition cost if that cost exceeds the relevant threshold. As of December 31, 2021, the company had an accumulated deficit of ($4,589,932). The continuation of the Company as a going concern is dependent upon the continued financial support from its management, its ability to generate profits from the Company’ s future operations, identify future investment opportunities and obtain the necessary debt or equity financing. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Accounting Methods

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year-end.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts and operations of the Company, and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in preparing the consolidated financial statements. The Company has made certain reclassification adjustments to conform prior periods’ Consolidated Financial Statements and Notes to the Consolidated Financial Statements to the current presentation.

Cash and Cash Equivalents

We maintain the majority of our cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank. For purposes of the statement of cash flows we consider all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Accounts Receivable

We grant credit to our customers located within the United States of America; and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. The allowance for doubtful trade receivables was $0 as of December 31, 2021, and $0 as of December 31, 2020, respectively.

Inventory

Inventories are valued at the lower of weighted average cost or market value. Our industry experiences change in technology, changes in market value and availability of raw materials, as well as changing customer demand. We make provisions for estimated excess and obsolete inventories based on regular audits and cycle counts of our on-hand inventory levels and forecasted customer demands and at times additional provisions are made. Any inventory write offs are charged to the reserve account or expensed to cost of goods sold. As of December 31, 2021, and December 31, 2020, we had no reserve for potentially obsolete inventory. We had $8,419 and $10,128 in inventory as of December 31, 2021, and December 31, 2020.

Prepaid Expenses

We had $0 and $0 in prepaid inventory and insurance as of December 31, 2021, and December 31, 2020, respectively.

Basic and Diluted Loss Per Share

The Company presents both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible securities, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company had net losses as of December 31, 2021, so the diluted EPS excluded all dilutive potential shares in the diluted EPS because their effect is anti-dilutive. As of December 31, 2021, the company had $545,250 in convertible notes plus accrued interest of $158,914 that may be converted into 14,083,283 shares of common stock. We also had 100,000 shares valued at $.05, to be issued as of December 31, 2021.

F-8

Fair Value of Financial Instruments

The carrying number of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses primarily consist of salaries and benefits for research and development employees, stock-based compensation, consulting fees, lab supplies, and regulatory compliance costs. For the Year ended December 31, 2021, and for the year ended December 31, 2020 we had $0 and $0 respectively in R&D expense.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. The company’s performance obligation is to deliver the product(s) per the contract and the obligation is met upon receipt of the product by the purchaser. Prices are predetermined plus applicable taxes and shipping costs. The company’s main source of revenue comes from online sales with the primary stream coming from the company website and Amazon. Amounts invoiced or collected in advance of product delivery or providing services are recorded as deferred revenue. The Company accrues for warranty costs, sales returns, bad debts, and other allowances based on its historical experience. For the year ended December 31, 2021 and for the year ended December 31, 2020 we had $6,938 and $26,154 respectively in revenue from the sale of our products.

Income Taxes

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the for the year ended December 31, 2021, using a Federal Tax Rate of 21%.

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 2021, we had a net operating loss carry-forward of approximately $(4,589,932) and a deferred tax asset of $963,886 using the statutory rate of 21%. The deferred tax asset may be recognized in future periods, not to exceed 20 years. However, due to the uncertainty of future events we have booked valuation allowance of $(963,886). FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2021, the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

Net deferred tax assets consist of the following components as of December 31, 2021, and December 31, 2020:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Deferred tax assets	$963,886	$781,411
Valuation allowance	(963,886)	(781,411)
Net deferred tax asset	$-	$-

F-9

Stock-Based Compensation

The Company records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718 “Stock Compensation” and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515 “Equity-Based Payments to Non-Employees”, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Long Lived Assets

Periodically the Company assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, “Property, Plant and Equipment.” The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. For the year ended December 31, 2020, an impairment loss of $10,000 was recognized on a licensing agreement and recorded to other income (expense). For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on a Patent acquisition and recorded to other income (expense). There were no other such losses recognized during the Years ended December 31, 2021 and December 31, 2020.

Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of acquired web site domains and web site content and are carried at cost, less accumulated amortization.

Depreciation and amortization are provided principally on the straight-line basis method over the estimated useful lives of the assets.

Recently Issued Accounting Standards

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

Update 2019-08—Compensation—Stock Compensation (Topic 718) In June 2018, the Board issued Accounting Standards Update No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, as part of its Simplification Initiative. This Update is effective for companies with fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Adoption of this ASU on January 1, 2020 did not have a material effect on our consolidated financial statements.

On January 1, 2020, the Company adopted ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. Adoption of this ASU did not have a material effect on our consolidated financial statements.

All new accounting pronouncements issued but not yet effective are not expected to have a material impact on our results of operations, cash flows or financial position with the exception of the updated previously disclosed above, there have been no new accounting pronouncements not yet effective that have significance to our consolidated financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Accounts and Notes Payable related party

On November 15, 2017, Elite Beverage International issued an unsecured note payable for $80,300 to Jon McKenzie at a 6% interest rate, due upon demand. An addendum to the note was added in 2018 for an additional $127,637 in funding which was received in various advances throughout the year.

For the Year ended December 31, 2019, Jon McKenzie advanced a total of $2,000 for operating expenses of the company, which was added to the addendum. Interest expense for this note for the year ended December 31, 2019, and the year ended December 31, 2020, was $12,294 and $7,897 respectively.

F-10

On September 4, 2020, the Company reduced their debt by $439,545 with the retirement of two 6% interest bearing notes for $159,752 and $50,185 collectively and accrued interest of $30,693. These two notes held by the Company’s former CEO, COO and Board Director Jon McKenzie were forgiven after his departure. The company reduced its debt by $198,915 from accounts payable that were forgiven after Jon McKenzie’s departure. There was no subsequent terms or conditions set forth for the debt forgiveness. The total amount forgiven was $439,545 and charged to additional paid in capital

For the year ended December 31, 2021, and 2020, we had $36,000 and $36,000 respectively in consulting expense to “I Know a Dude, Inc.” owned by Laya Clark. Mr. Clark is a member of our Board of Directors. As of December 31, 2021, and 2020, we had an outstanding balance due of $101,922 and $65,922 respectively, which is included in accounts payable related party.

For the year ended December 31, 2019, we had $4,500 in accounting expense respectively to “The Mosely Group.” owned by Reesa McKenzie. Ms. McKenzie is the sister of John McKenzie. As of December 31, 2021, and 2020, we had an outstanding balance due of $4,500 and $4,500 respectively, which is included in accounts payable related party.

As of December 31, 2021, we had outstanding balances due to Joey Firestone of $37,431 for un-reimbursed business expenses. We also had an outstanding balance due to Joey Firestone of $115,000 for consulting services, $114,583 for salary and advances of $413, which is included in accounts payable related party.

On June 14, 2019, Laya Clark (a member of our board of directors) entered into an advisor service agreement for one year for 1,000,000 shares of restricted 144 stock that was issued on October 3, 2019.

On January 1, 2021, the Company entered into a royalty free trademark licensing agreement between Elite Beverage International Corp. and its subsidiary BYLT Performance LLC in consideration for 5,000,000 (valued at par $.0001 per share) shares to be issued in the amount of $500 which were issued April 29, 2021.

One February 1, 2021, the Company renewed the employment agreement with Joey Firestone with milestone performance bonuses in shares of restricted 144 stock. No stock was earned or issued in this period.

NOTE 4 - COMMON STOCK AND COMMON STOCK WARRANTS

Common Stock

The Company has authorized a total of 400,000,000 Shares of Common Stock par value $0.0001 as of the December 31, 2017 audit for Elite Beverage International. However, Elite Performance Holding Corp. is now the successor company and as of December 31, 2020, now reflects 465,000,000 (Four Hundred Sixty-Five Million) shares authorized par value $0.0001. For the period ended December 31, 2017, the Elite Beverage International Corp. issued 100,000,000 shares of Common Stock for $19,000 to its management.

On February 2, 2018, Elite Performance Holding Corp., owned and controlled by Firestone and McKenzie, acquired Elite Beverage International through a 1:2 common share exchange as follows:

a) 50,000,000 common shares of Elite Performance Holding Corp. in exchange for 100,000,000 common shares of Elite Beverage International Inc.

Shares Registered in the S-1 Registration Statement

As of December 31, 2021, the company has raised $1,250,200 (25,000,000 shares issued and 0 of shares to be issued) through a registered offering for $1,250,000 which was registered with the SEC through an S1 registration statement which went effective on April 23, 2019.

Restricted Shares issued

On January 17, 2020 entered into a convertible promissory note in the amount of $157,000, with an OID of $7,500 which was recorded and debt discount and on February 12, 2020, we issued 400,000 shares of our common stock for a commitment fee valued at $20,000 which was recorded to debt discount. These shares are restricted and subject to SEC Rule 144.

In 2020 we issued 19,254,000 common subscription shares to accredited investors for stock payable in the amount of $962,700.

In 2020 we issued 10,000 common shares for services valued at $500 to a consultant

F-11

As of December 31, 2020, we had 276,060 shares to be issued in the amount of $13,803 from licensing fees and services rendered

In 2020 we issued 400,000 of common shares for financing fees in the amount of $20,000

On February 19, 2020, we issued 100,000 shares of our common stock for services (consulting and advertising) valued at $5,000.

On June 12, 2020, we issued 50,000 shares of our common stock for services (consulting and advertising) valued at $2,500.

On August 01, 2020, the Company entered into an Exclusivity Agreement between its wholly owned subsidiary Elite Beverage International Corp. and Bruce Kneller for exclusive rights on a patented SmartCarb® technology (US Patent Application No. 16/785,498.) This Agreement gives the Company first right of refusal to purchase the technology upon issuance of its patent for 200,000 (valued at $.05 per share) shares to be issued in the amount of $10,000. Which were issued April 20, 2021. As of September 30, 2020, the Company elected to impair the license by $10,000 for a net balance of $0.

As of December 31, 2020, we had consulting agreements that had shares to be issued, for a total of 276,060 shares. The vesting expense for these shares was $13,803 for the year ended December 31, 2020. These shares were not issued as of September 30, 2021, are reflected as shares to be issued.

On January 1, 2021, the Company entered into a royalty free trademark licensing agreement between Elite Beverage International Corp. and its subsidiary BYLT Performance LLC in consideration for 5,000,000 (valued par at $.0001 per share) shares in the amount of $500 which were issued April 29, 2021.

On January 21, 2021, we issued 4,176,000 common subscription shares to accredited investors in the amount of $208,800.

In 2021, we issued 3,287,000 shares of our common stock for services (consulting and advertising) valued at $160,547.

On October 1, 2021, we issued 60,000 shares of our common stock for a commitment fee valued at $3,000.

On October 1, 2021, we issued 400,000 shares of our common stock for patent acquisition valued at $20,000. For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on this patent acquisition and recorded to other income (expense).

In November of 2021 we issued 1,110,000 shares of our common stock for our Reg D offering valued at $111,000 at a per share price of $.10.

As of December 31, 2021, we had 98,971,300 common shares outstanding.

Common Stock Warrants

None.

NOTE 5 - PREFERRED STOCK

The Company has authorized a total of 35,000,000 Shares of Preferred Stock, $.0001 par value, which may be issued from time to time and bearing such rights, privileges and preferences as shall be designated by the Board of Directors. As of December 31, 2017, Elite Beverage International Corp had issued 10,000,000 Shares of Preferred Stock, designated as series A “Cumulative Preference ‘A’, for $1,000.

10,000,000 Series A preferred which carries super voting rights. Each preferred share carries 20 votes.

On February 2, 2018, Elite Performance Holding Corp., owned and controlled by Firestone and McKenzie, acquired Elite Beverage International through a 1:1 preferred share exchange as follows. 10,000,000 Series A preferred shares of Elite Performance Holding Corp. in exchange for 10,000,000 Series A preferred shares of Elite Beverage International Inc.

F-12

NOTE 6 - GOING CONCERN

The Company’s financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has recently accumulated significant losses and has negative working capital. All of these items raise substantial doubt about its ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company is currently trying to raise new debt or equity to set up and market its line sports beverage products. If the Company is not successful in the development and implementation of a concept which produces positive cash flows from operations, the Company may be forced to continue to raise additional equity or debt financing to fund its ongoing obligations or risk ceasing doing business.

There can be no assurance that the Company will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.

NOTE 7 – ACQUISITIONS

Stock Exchange Agreement – Elite Beverage International Corp.

On February 2, 2018, the Company closed a Stock Exchange Agreement (“SEA”) with Elite Beverage International Corp. Pursuant to the SEA, we purchased all of Joey Firestone and Jon McKenzie’s 100,000,000 common shares and 10,000,000 preferred shares in Elite Beverage International Corp., which gave the Company ownership of all of its assets and liabilities in exchange for 50,000,000 common shares and 10,000,000 preferred shares of the Company.

Elite Beverage was formed on November 29, 2017 (inception) and is currently producing a first of its kind functional sports beverage. BYLT® (Beyond Your Limit Training) sports drink is the first to combine the benefits of hydration, muscle repair, fat oxidation, and recovery all-in-one great tasting beverage. Whether you are looking to achieve optimal performance on the baseball field, basketball court, soccer field, in the gym or any competitive sport, BYLT® provides the competitive edge every athlete actively seeks. This unique product is designed with scientifically dosed key ingredients to bridge the gap between the current sports drinks filled with sugars that have serve no function, hydration beverages and dietary supplements, without the crash from sugars and jitters from caffeine which eventually leads to a decrease in performance for athletes. BYLT® is not only designed to enhance performance and support the intense physical demand of athletes but be safe and backed by science.

This acquisition was accounted for as an acquisition by entities under common control due to the fact both Elite Performance Holding Corp. and Elite Beverage International Corp. were and continue to be commonly held by Joey Firestone and Jon McKenzie. The ownership structure of the Company did not change as a result nor did any of its officer’s change positions.

As the assets acquired were from an entity under common control, the assets from Elite Beverage International Corp. have been combined at historical cost for all periods presented, with no step-up in basis. See below for the recognition entry for the stock issued for the acquisition:

Additional paid-in-capital	6,000
Common stock, based on par value of $0.0001	$(5,000)
Preferred stock, based on par value of $0.0001	$(1,000)

Also pursuant to ASC Section 805-50-45, financial statements and financial information presented for the period ended have been retrospectively adjusted to furnish comparative information. Therefore, the accompanying combined financial statements as of and for the period from January 30, 2018 (inception) to December 31, 2019, present the combined financial position and results of operations of the Company and Elite Beverage International Corp. despite the acquisition occurring on February 2, 2018.

Intercompany transactions occurred on or after January 30, 2018 have been eliminated. Likewise, for the period from January 30, 2018 through February 2, 2018, effects of any intra-entity transactions (between the Company and Elite Beverage International Corp.) have been eliminated, resulting in operations for the period prior to Acquisition date essentially being on the same basis as operations post Acquisition date.

F-13

NOTE 8 – NOTE PAYABLE

On April 30, 2020, Elite Beverage International was approved for a loan for $201,352 through the Payment Protection Program with an interest of 0.98% per annum and a maturity date of April 23, 2022. Forgiveness in the amount of $105,868 was given on September 2, 2021.

As of February 9, 2022 The SBA has paid off the balance of the PPP loan with the lender. The company is waiting for formal confirmation from the SBA on the status of the loan balance.

During the year of 2021, the Company received $24,000 proceeds from a non-convertible, non-interest bearing loan from a non-related party that was repaid in full on November, 5 2021.

NOTE 9 – CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE

On January 7, 2019, we issued a convertible promissory note to David Stoccardo in the amount of $157,500 with an interest rate of 8% per annum and a maturity date of January 8, 2020. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On January 17, 2019, the Company issued 400,000 shares of common stock in consideration for the execution of this note. These shares restricted and subject to SEC Rule 144. These shares were valued at $20,000. This note also included an original discount fee of $ $7,500, we amortized $27,378 during the year ended December 31, 2019 and $301 for the year ended December 31, 2020 and $0 for the year ended December 31, 2021 had an outstanding balance of $0 as of December 31, 2021. On May 14, 2019 we paid $5,000 of principal on this note and as of December 31, 2021 the outstanding balance was $152,500.

On December 4, 2019, we entered into a convertible promissory note in the amount of $189,000, with an interest rate of 8% per annum and a maturity date of December 4, 2020. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. This note included an original discount fee of $9,000, we amortized $616 during the year ended December 31, 2019 and $8,384 during the year ended December 31, 2020 and $0 during the year ended December 31, 2021. As of December 31, 2021, the balance on this debt discount was $0. We also issued 500,000 commitment shares valued at $25,000 on December 11, 2019 and recorded to debt discount. We amortized $1,712 for the year ended December 31, 2019, and $23,288 and $0 for the years ended December 31, 2020 and 2021 respectively. As of December 31, 2021, the balance on this debt discount was $0. The outstanding balance on this note as of December 31, 2021, was $189,000.

On January 17, 2020, we issued a convertible promissory note to The Hillyer Group Inc. in the amount of $157,500 with an interest rate of 8% per annum and a maturity date of January 17, 2021. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On January 17, 2019, the Company issued 400,000 shares of common stock in consideration for the execution of this note. These shares are restricted and subject to SEC Rule 144. These shares were valued at $20,000 included an original discount fee of $7,500, which was recorded to debt discount. We amortized $26,452 and $1,048 during the years ended December 31, 2020, and 2021 respectively and the convertible note had an outstanding balance of $157,500 as of December 31, 2021.

On July 21, 2021, we issued a convertible promissory note to Hillyer Group LLC. in the amount of $26,250 with an interest rate of 8% per annum and a maturity date of July 21, 2022. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On July 21, we agreed to issued 60,000 shares of common stock in consideration for the execution of this note, which were subsequently issued on October 1, 2021. These shares are restricted and subject to SEC Rule 144. These shares were valued at $3,000 and recorded to debt discount. We amortized $1,458 of the debt discount for the year ended December 31, 2021, leaving a balance of $1,542. This note also included an original discount fee of $1,250 recorded to debt discount, we amortized $547 recorded to interest expense during the year ended December 31, 2021 with a balance of $703. The outstanding balance on the note was $26,250 as of December 31, 2021.

On September 16, 2021, we issued a convertible promissory note to Stout LLC. in the amount of $20,000 with an interest rate of 12% per annum and a maturity date of September 16, 2022. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. The outstanding balance on the note was $20,000 as of December 31, 2021.

F-14

On April 30, 2020, Elite Beverage International was approved for a loan for $201,352 through the Payment Protection Program with an interest of 0.98% per annum and a maturity date of April 23, 2022. Forgiveness in the amount of $105,868 was given on September 2, 2021, which was recorded as a gain on forgiveness on debt in the statement of operations. As of February 9, 2022, The SBA has paid off the balance of the PPP loan with the lender. The company is waiting for formal confirmation from the SBA on the status of the loan balance.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

None

NOTE 11 - CONCENTRATIONS

 Concentration of Major Customers

As of December 31, 2021, the Company’s trade accounts receivables $0 and no concentrations. For the year ended December 31, 2021, the Company received approximately 98% of its revenue from online sales.

As of December 31, 2020, the Company’s trade accounts receivables were $0 and no concentrations. For the year ended December 31, 2020, the Company received approximately 41% of its revenue from one customer.

NOTE 12 - INVENTORY

As of December 31, 2020, the Company’s inventory was $10,128, which consisted of $10,128 in raw material and $0 in finished goods.

As of December 31, 2021, the Company’s inventory was $8,419, which consisted of $8,419 in raw material and $0 in finished goods.

NOTE 13 - SUBSEQUENT EVENTS

Management evaluated subsequent events as of the date of the financial statements pursuant to ASC TOPIC 855, and reported the following events:

As of December 31, 2021 to May 1, 2022, the Company has issued a total of 8,390,000 shares of common stock. Issuances were a combination of Reg D shares and restricted shares issued to consultants, endorsing athletes and debt conversion.

As of February 9, 2022, The SBA has paid off the balance of the PPP loan with the lender. The company is waiting for formal confirmation from the SBA on the status of the loan balance.

F-15

Elite Performance Holding Corp.
Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash	$12,955	$1,801
Inventory	255,792	8,419
Prepaid expenses	4,063	-
Total Current Assets	272,810	10,220

Property and equipment, net	52,258	-
Right of use asset	110,209	-
TOTAL ASSETS	$435,277	$10,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$716,937	$787,152
Accounts payable and accrued expenses related party	393,111	373,849
Accrued expenses	269,514	199,458
Lease liability - current	26,837	-
Notes payable, net of OID of $9,844 and $0, respectively	36,794	-
Convertible notes payable (net of debt discount)	555,127	543,004
Total Current Liabilities	1,998,320	1,903,463

Longterm Liabilities
Lease liability - long-term	83,372	-
PPP Loan	95,485	95,485
Total Long-Term Liabilities	178,857	95,485
Total Liabilities	2,177,177	1,998,948

Commitments and Contingencies	-	-

STOCKHOLDERS' DEFICIT
Preferred stock; $0.0001 par value, 35,000,000 shares authorized, 10,000,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021 respectively	1,000	1,000
Common stock; $0.0001 par value, 465,000,000 shares authorized, 119,461,300 and 98,971,300 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	11,946	9,896
Shares to be issued	168,500	5,000
Additional paid-in capital	4,632,259	2,585,308
Accumulated deficit	(6,555,605)	(4,589,932)
Total Stockholders' Deficit	(1,741,900)	(1,988,728)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$435,277	$10,220

F-16

Elite Performance Holding Corp.
Consolidated Statements of Operations
for the three and nine months ended September 30,
(Unaudited)

	Three months ended		Nine months ended
	2022	2021	2022	2021

REVENUES	$19,596	$-	$22,197	$1,605
COST OF GOODS SOLD	41,374	36,770	102,853	42,618
GROSS PROFIT (LOSS)	(21,778)	(36,770)	(80,656)	(41,013)

OPERATING EXPENSES
Legal and accounting	92,320	31,451	187,366	83,202
Advertising	80,545	1,883	162,500	46,925
Consulting	370,421	36,250	995,321	274,680
General and administrative	222,789	69,259	465,922	234,772
Total Operating Expenses	766,075	138,843	1,811,109	639,579

OPERATING LOSS	(787,853)	(175,613)	(1,891,765)	(680,592)

OTHER INCOME (EXPENSE)
Gain on forgiveness of PPP loan	-	105,867	-	105,867
Gain on debt forgiveness	6,000	-	6,000	-
Interest expense	(29,699)	(25,187)	(79,908)	(70,922)

Total Other Income (Expense)	(23,699)	80,680	(73,908)	34,945

NET LOSS	$(811,552)	$(94,933)	$(1,965,673)	$(645,647)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.01)	$(0.00)	$(0.02)	$(0.01)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	115,802,496	97,276,300	109,268,351	94,371,831

The accompanying notes are an integral part of these consolidated financial statements

F-17

Elite Performance Holding Corp.
Consolidated Statements of Stockholders’ Equity (Deficit)
For the nine months ended September 30, 2022 and 2021
(unaudited)

					Shares	Additional		Total
	Common Stock		Preferred Stock		to be	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	(Deficit)
Balance December 31, 2021	98,971,300	$9,896	10,000,000	$1,000	$5,000	$2,585,308	$(4,589,932)	$(1,988,728)

Reg D subscriptions	5,000,000	500	-	-	-	499,500	-	500,000
Shares issued for services	3,390,000	339	-	$-	-	338,661	-	339,000
Net loss	-	-	-	-	-	-	(582,024)	(582,024)
Balance March 31, 2022	107,361,300	10,735	10,000,000	1,000	5,000	3,423,469	(5,171,956)	(1,731,751)

Reg D subscriptions	3,440,000	345	-	-	-	343,656	-	344,001
Shares to be issued for Reg D subscriptions	-	-	-	-	10,000	-	-	10,000
Shares issued for services	1,025,000	103	-	-	-	102,398	-	102,500
Shares to be issued for settlement of accounts payable	-	-	-	-	10,000	-	-	10,000
Net loss	-	-	-	-	-	-	(572,097)	(572,097)
Balance June 30, 2022	111,826,300	11,182	10,000,000	1,000	25,000	3,869,522	(5,744,053)	(1,837,348)

Reg D subscriptions	5,570,000	557	-	-	-	556,443	-	557,000
Shares issued in connection with convertible debt	20,000	2	-	-	-	1,998	-	2,000
Shares issued for services	1,645,000	165	-	-	53,500	164,336	-	218,000
Shares issued for settlement of accounts payable	400,000	40	-	-	90,000	39,960	-	130,000
Net loss	-	-		-	-	-	(811,552)	(811,552)
Balance September 30, 2022	119,461,300	$11,946	10,000,000	$1,000	$168,500	$4,632,259	$(6,555,605)	$(1,741,900)

The accompanying notes are an integral part of these consolidated financial statements

F-18

Elite Performance Holding Corp.
Consolidated Statement of Stockholders’ Equity (Deficit)
For the nine months ended September 30, 2021
(unaudited)

								Total
					Shares	Additional		Stockholders’
	Common Stock		Preferred Stock		to be	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	(Deficit)
Balance December 31, 2020	84,738,300	8,472	10,000,000	1,000	13,803	2,069,582	(3,721,005)	(1,628,148)

Shares issued for Services	3,042,000	305	-	-	-	151,795	-	152,100
Shares issued for subscriptions	4,176,000	418	-	-	-	208,382	-	208,800
Net loss	-	-	-	-	-	-	(397,775)	(397,775)
Balance March 31, 2021	91,956,300	9,195	10,000,000	1,000	13,803	2,429,759	(4,118,780)	(1,665,023)

Shares issued for Services from to be issued	200,000	20	-	-	(10,000)	9,980	-	-
Shares issued for Services	120,000	12	-	-	-	5,988	-	6,000
Shares issued for licensing agreement	5,000,000	500				(500)		-

Shares to be issued for debt conversion	-	-	-	-	5,000	-	-	5,000
Net loss	-	-	-	-	-	-	(152,939)	(152,939)
Balance June 30, 2021	97,276,300	9,727	10,000,000	1,000	8,803	2,445,227	(4,271,719)	(1,806,962)

Shares to be issued for commitment fee	-	-	-	-	3,000	-	-	3,000
Net loss	-	-	-	-	-	-	(94,933)	(94,933)
Balance September 30, 2021	97,276,300	9,727	10,000,000	1,00	11,803	2,445,227	(4,366,652)	(1,898,895)

F-19

Elite Performance Holding Corp.
Consolidated Statements of Cash Flows
for the nine months ended September 30,
(unaudited)
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,965,673)	$(645,647)
Items to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	5,779	1,993
Shares issued and to be issued for services	659,500	158,100
Shares issued in connection with convertible debt	2,000	-
Gain on debt forgiveness	(6,000)	-
Depreciation expense	2,742	-
Gain on forgiveness of PPP loan	-	(105,867)
Changes in operating assets and liabilities
(Increase) / decrease in inventory	(247,373)	-
(Increase) / decrease in prepaid expenses	(4,063)	-
Increase in accounts payable - Related party	79,262	107,861
Increase in accounts payable and accrued expenses	85,842	239,508
Net Cash Used in Operating Activities	(1,387,984)	(244,052)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(55,000)	-
Net Cash Used in Investing Activities	(55,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt	10,000	25,000
Proceeds from notes payable	50,460	24,000
Repayments of notes payable	(17,323)	(14,000)
Proceeds from sale of common stock and shares to be issued	1,411,001	208,800
Net Cash Provided by Financing Activities	1,454,138	243,800

Increase (Decrease) in Cash	11,154	(252)

CASH AT BEGINNING OF PERIOD	1,801	252

CASH AT END OF PERIOD	$12,955	$-

Supplemental Information:
Interest Paid	-	-
Taxes	-	-

Supplemental Non-Cash Information:
Stock payable for commitment fees	$-	$3,000
Shares issued for sub/licensing contract	$-	$500
Convertible note payable for legal fees	$-	$20,000
Shares for stock payable	$-	$10,000
Shares issued and to be issued for payment of accounts payable	$140,000	$5,000
Recognition of lease asset and lease liability	$121,301	$-

The accompanying notes are an integral part of these consolidated financial statements

F-20

Elite Performance Holding Corp.

Consolidated Notes to the Financial Statements

For the period from

December 31, 2021 through September 30, 2022 (unaudited)

Note 1- GENERAL

Business Overview

Elite Performance Holding Corporation (“EPH”) was formed on January 30, 2018 (inception) and is a holding company with anticipated holdings in companies centered on innovative and proprietary nutritional and dietary fitness enhancement products, that are in the sports performance, weight loss, nutritional, functional beverage, and energy markets. The team is composed of highly experienced business, marketing and sales executives in the beverage and nutritional space, who are passionate about health and nutrition.

The mission of Elite Performance Holdings is to aggressively seek and acquire companies with niche products that can be exploited in the $35 billion nutritional and sport beverage industries. The goal of EPH is to effectuate its unique business model through strategic branding and marketing, to aggressively scale companies to size, and operate them efficiently to maximize growth, revenue production and eventual net income. On February 2, 2018, a contribution and assignment agreement was executed by Joseph Firestone and Jon McKenzie (collectively, the “Assignors”), and Elite Performance Holding Corp., a Nevada corporation (the “Assignee”). Whereas Firestone and McKenzie were the owners of 50,000,000 shares of common stock, $0.0001 par value, for a total of 100,000,000 shares of common stock (collectively, the “Shares”) of Elite Beverage International Corp., a Nevada corporation (the “Company”), which shares represented all authorized, issued and outstanding shares of the Company.

Elite Beverage International is a 100% wholly owned subsidiary of Elite Performance Holding Corp.

BYLT Performance, LLC is a wholly owned subsidiary of Elite Beverage International Corp. and currently holds all of the trademarks and intellectual property for the company.

On August 01, 2020, the Company entered into an Exclusivity Agreement between its wholly owned subsidiary Elite Beverage International Corp. and Bruce Kneller for exclusive rights on a patent pending SmartCarb® technology (US Patent Application No. 16/785,498.) This Agreement gives the Company first right of refusal to purchase the technology upon issuance of its patent for 200,000 shares in the Company

On September 29, 2021, the Company entered into an Agreement between its wholly owned subsidiary Elite Beverage International Corp. and Bruce Kneller for the transfer and assignment of the SmartCarb® technology (US Patent No. 11,103,522 issued August 31, 2021.) This Agreement gives the Company the intellectual property and patent ownership for 400,000 shares valued at $20,000 that were issued October 1, 2021. For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on the Patent acquisition and recorded to other income (expense).

F-21

Note 2 - Organization and Significant Accounting Policies

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of September 30, 2022 the Company had an accumulated deficit of ($6,555,605). The continuation of the Company as a going concern is dependent upon the continued financial support from its management, its ability to generate profits from the Company’s future operations, identify future investment opportunities and obtain the necessary debt or equity financing. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Accounting Methods

The Company’s consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year-end.

Cash and Cash Equivalents

We maintain the majority of our cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank. For purposes of the statement of cash flows we consider all cash and highly liquid investments with initial maturities of one year or less to be cash equivalents.

Accounts Receivable

We grant credit to our customers located within the United States of America; and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. The allowance for doubtful trade receivables was $0 as of September 30, 2022 and December 31, 2021.

Inventory

Inventories are valued at the lower of weighted average cost or market value. Our industry experiences changes in technology, changes in market value and availability of raw materials, as well as changing customer demand. We make provisions for estimated excess and obsolete inventories based on regular audits and cycle counts of our on-hand inventory levels and forecasted customer demands and at times additional provisions are made. Any inventory write offs are charged to the reserve account. As of June 30, 2022, and December 31, 2021 we had no reserve for potentially obsolete inventory. As of September 30, 2022, and December 31, 2021 we had $255,792 and $8,419 in inventory.

Basic and Diluted Loss Per Share

The Company presents both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible securities, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company had net losses as of September 30, 2022, so the diluted EPS excluded all dilutive potential shares in the diluted EPS because their effect is anti-dilutive. As of September 30, 2022, the Company had $555,250 in convertible notes that may be converted into 11,105,000 shares of common stock.

Fair Value of Financial Instruments

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses primarily consist of salaries and benefits for research and development employees, stock-based compensation, consulting fees, lab supplies, and regulatory compliance costs. We had $0 research and development R&D expense during the three and nine months ended September 30, 2022.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-22

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. The Company recognizes revenues and the related costs when persuasive evidence of an arrangement exists, delivery and acceptance has occurred, or service has been rendered, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured. Amounts invoiced or collected in advance of product delivery or providing services are recorded as deferred revenue. The Company accrues for warranty costs, sales returns, bad debts, and other allowances based on its historical experience. For the three months ended September 30, 2022 and 2021 we had $19,596 and $0, respectively in revenue from the sale of our products.

Income Taxes

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the period January 01, 2021 through December 31, 2021 using a Federal Tax Rate of 21%.

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

Stock-Based Compensation

The Company records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718 “Stock Compensation” and are measured and recognized based on the fair value of the equity instruments issued. In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only included share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented.

Long Lived Assets

Periodically the Company assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, “Property, Plant and Equipment.” The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on a Patent acquisition and recorded to other income (expense). There were no other such losses recognized for the year ended December 31, 2021.There were no such losses recognized during the three and nine months ended September 30, 2022.

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Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of acquired web site domains and web site content and are carried at cost, less accumulated amortization. Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets.

Recently Issued Accounting Standards

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the consolidated financial statements.

All new accounting pronouncements issued but not yet effective are not expected to have a material impact on our results of operations, cash flows or financial position with the exception of the updated previously disclosed above, there have been no new accounting pronouncements not yet effective that have significance to our consolidated financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Accounts and Notes Payable related party

For the three months ended September 30, 2022, and 2021, we had $9,000 and $9,000 and for the nine months ended September 30, 2022, and 2021, we had $27,000 and $27,000 and respectively in consulting expense to “I Know a Dude, Inc.” owned by Laya Clark. Mr. Clark is a member of our Board of Directors. As of September 30, 2022, we had an outstanding balance due of $68,922, which is included in accounts payable related party on the consolidated balance sheet.

As of September 30, 2022, we had outstanding balances due to Joey Firestone of $26,689 for un-reimbursed business expenses. We also had an outstanding balance due to Joey Firestone of $85,000 for consulting services, $212,500 for salary, which is included in accounts payable related party.

One February 1, 2021 the Company renewed the employment agreement with Joey Firestone with milestone performance bonuses in shares of restricted 144 stock.

On January 1, 2021, the Company entered into a royalty free trademark licensing agreement between Elite Beverage International Corp. and its subsidiary BYLT Performance LLC in consideration for 5,000,000 (valued at par $.0001 per share) shares to be issued in the amount of $500 which were issued April 29, 2021.

NOTE 4 - LEASES

Our adoption of ASU 2016-02, Leases (Topic 842), and subsequent ASUs related to Topic 842, requires us to recognize substantially all leases on the balance sheet as an ROU asset and a corresponding lease liability. The new guidance also requires additional disclosures as detailed below. We adopted this standard on the effective date of January 1, 2019 and used this effective date as the date of initial application. Under this application method, we were not required to restate prior period financial information or provide Topic 842 disclosures for prior periods. We elected the ‘package of practical expedients,’ which permitted us to not reassess our prior conclusions related to lease identification, lease classification, and initial direct costs, and we did not elect the use of hindsight.

Lease ROU assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term.

We recognized a $110,209 right-of-use asset and $110,209 in a related lease liability as of September 30, 2022 for our finance lease. For our finance lease, the asset is included in other long-term assets on the balance sheet and is amortized within operating income over the lease term. The long-term component of the lease liability is included in other long-term liabilities, net, and the current component is included in other current liabilities.

The Company incurred lease expense, which is included as part of selling, general and administrative expenses, of $6,900 and $0 for the nine months ended September 30, 2022 and 2021.

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The tables below present financial information associated with our lease.

	Balance Sheet	September 30,	December 31,
	Classification	2022	2021

Right-of-use assets	Other long-term assets	$110,209	$0
Current lease liabilities	Other current liabilities	26,837	0
Non-current lease liabilities	Other long-term liabilities	83,372	0

As of September 30, 2022, our maturities of our lease liability are as follows:

September 30, 2022
Maturity of lease liabilities	Operating Leases
2023	$27,717
2024	27,717
2025	27,717
2026	27,717
2027	27,717
Thereafter	16,589
Total lease payments	$155,174
Less: Imputed interest	(44,965)
Present value of lease liabilities	$110,209

NOTE 5 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

September 30, 2022
Property and equipment	55,000

Total cost	55,000

Less accumulated depreciation	(2,742)

Net, property and equipment	$52,258

Depreciation expense for the nine months ended September 30, 2022 and 2021 was $2,742 and $0, respectively.

NOTE 6 - COMMON STOCK AND COMMON STOCK WARRANTS

Common Stock

The Company had authorized a total of 400,000,000 shares of Common Stock, par value $0.0001 as of December 31, 2017 for Elite Beverage International. However, Elite Performance Holding Corp. is now the successor company and as of December 31, 2019 there are 465,000,000 (Four Hundred Sixty-Five Million) shares authorized par value $0.0001.

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Shares Registered in the S-1 Registration Statement

As of September 30, 2022, the Company has raised $1,250,000 (25,000,000 shares issued) through a registered offering for $1,250,000 which was registered with the SEC through an S1 registration statement which went effective on April 23, 2019.

Restricted Shares issued

On January 1, 2021, the Company entered into a royalty free trademark licensing agreement between Elite Beverage International Corp. and its subsidiary BYLT Performance LLC in consideration for 5,000,000 (valued par at $.0001 per share) shares in the amount of $500 which were issued April 29, 2021.

On January 21, 2021 we issued 4,176,000 common subscription shares to accredited investors in the amount of $208,800.

In 2021, we issued 3,287,000 shares of our common stock for services (consulting and advertising) valued at $160,547.

On October 1, 2021, we issued 60,000 shares of our common stock for a commitment fee valued at $3,000.

On October 1, 2021, we issued 400,000 shares of our common stock for patent acquisition valued at $20,000. For the year ended December 31, 2021, an impairment loss of $20,000 was recognized on this patent acquisition and recorded to other income (expense).

In November of 2021 we issued 1,110,000 shares of our common stock for our Reg D offering valued at $111,000 at a per share price of $.10.

In the nine months ended September 30, 2022, we issued 14,010,000 common subscription shares to accredited investors for subscription agreements in the amount of $1,401,000.

In the nine months ended September 30, 2022, we issued 6,060,000 shares for services in the amount of $606,000 valued at $0.10 per share. In the nine months ended September 30, 2022, $53,500 or 535,000 shares to be issued for services.

In the nine months ended September 30, 2022, we recognized $140,000 in shares issued and to be issued for settlement of accounts payable valued at $0.10 per share for a total of 1,400,000 shares.

In the nine months ended September 30, 2022, we issued 20,000 shares in connection with a convertible note in the amount of $2,000 valued at $0.10 per share.

Common Stock Warrants

None.

NOTE 7 - PREFERRED STOCK

The Company has authorized a total of 35,000,000 Shares of Preferred Stock, $.0001 par value, which may be issued from time to time and bearing such rights, privileges and preferences as shall be designated by the Board of Directors. As of December 31, 2017, Elite Beverage International Corp had issued 10,000,000 Shares of Preferred Stock, designated as series A “Cumulative Preference ‘A’”, for $1,000.

10,000,000 Series A preferred which carries super voting rights. Each preferred share carries 20 votes.

On February 2, 2018 Elite Performance Holding Corp., owned and controlled by Firestone and McKenzie, acquired Elite Beverage International through a 1:1 preferred share exchange as follows. 10,000,000 Series A preferred shares of Elite Performance Holdings Corp. in exchange for 10,000,000 Series A preferred shares of Elite Beverage International Inc.

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NOTE 8 - GOING CONCERN

The Company’s consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has recently accumulated significant losses and has negative working capital. All of these items raise substantial doubt about its ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company is currently trying to raise new debt or equity to set up and market its line sports beverage products. If the Company is not successful in the development and implementation of a concept which produces positive cash flows from operations, the Company may be forced to continue to raise additional equity or debt financing to fund its ongoing obligations or risk ceasing doing business.

There can be no assurance that the Company will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.

NOTE 9 – NOTE PAYABLE

On April 30, 2020 Elite Beverage International was approved for a loan for $201,352 through the Payment Protection Program with an interest of 0.98% per annum and a maturity date of April 23, 2022. Forgiveness in the amount of $105,867 was given on September 2, 2021, which was recorded as a gain on forgiveness on debt in the statement of operations. As of February 9, 2022, The SBA has paid off the balance of the PPP loan with the lender. The Company is waiting for formal confirmation from the SBA on the status of the loan balance and once received will record the forgiveness of the debt.

In the second quarter of 2022, the Company entered into a non-convertible, non-interest bearing advance for $10,000 from a third party. Monies to be paid back over the course of the next 12 months.

In July of 2022, the Company entered into a receivables and sale note payable agreement with a third party. The funded amount by the third party is $50,460, this amount is the purchase price less fees and is the net amount funded to the Company. This note will be paid back with 48 weekly installments of $1,332.50, for a total amount of $63,960 to be paid back. The note contains Original Issue Discount (OID) of $13,500 at issuance. As of September 30, 2022, the OID balance is $9,844, the Company has recorded $3,656 as interest expense for the nine months ended September 30, 2022 related to this OID.

Gain on debt forgiveness

In the third quarter of 2022, the Company entered into a settlement agreement with a vendor settling $12,000 of debt for 2 payments totaling $6,000, resulting in a gain on debt forgiveness of $6,000.

NOTE 10 – CONVERTIBLE NOTES PAYABLE

On January 7, 2019, we issued a convertible promissory note to David Stoccardo in the amount of $157,500 with an interest rate of 8% per annum and a maturity date of January 8, 2020. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On January 17, 2019 the Company issued 400,000 shares of common stock in consideration for the execution of this note. These shares are restricted and subject to SEC Rule 144. These shares were valued at $20,000. This note also included an original discount fee of $7,500 and had an outstanding balance of $0 as of September 30, 2022. On May 14, 2019 we paid $5,000 of principal on this note and as of September 30, 2022 the outstanding balance was $152,500. On March 28, 2019 the Company issued David Stoccardo an additional convertible promissory note in the amount of $7,875, with the same terms as his convertible note issued on January 7, 2019. On July 5, 2022, the Company issued 20,000 shares to this note holder and recorded $2,000 as additional interest expense for these shares, valued at $0.10 per share. The balance of this note at September 30, 2022 is $0.

On December 4, 2019, we entered into a convertible promissory note in the amount of $189,000, with an interest rate of 8% per annum and a maturity date of December 4, 2020. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. This note included an original discount fee of $9,000. As of December 31, 2021 the balance on this debt discount was $0.We also issued 500,000 commitment shares valued at $25,000 on December 11, 2019 and recorded to debt discount. We amortized $1,712 for the year ended December 31, 2019, and $23,288 and $0 for the years ended December 31, 2020 and 2021 respectively. . The outstanding balance on this note as of June 30, 2022, was $189,000.

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On January 17, 2020 we issued a convertible promissory note to The Hillyer Group Inc. in the amount of $157,500 with an interest rate of 8% per annum and a maturity date of January 17, 2021. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On January 17, 2019 the Company issued 400,000 shares of common stock in consideration for the execution of this note. These shares are restricted and subject to SEC Rule 144. These shares were valued at $20,000 included an original discount fee of $7,500, which was recorded to debt discount. We amortized $26,452 and $1,048 during the years ended December 31, 2020 and 2021 respectively and $1,500 for the nine months ended September 30, 2022 leaving a balance of $42 and the convertible note had an outstanding balance of $157,500 as of September 30, 2022.

On July 21, 2021 we issued a convertible promissory note to Hillyer Group LLC. in the amount of $26,250 with an interest rate of 8% per annum and a maturity date of July 21, 2022. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. On July 21, we agreed to issued 60,000 shares of common stock in consideration for the execution of this note, which were subsequently issued on October 1, 2021. These shares are restricted and subject to SEC Rule 144. These shares were valued at $3,000 and recorded to debt discount. We amortized $1,458 of the debt discount for the year ended December 31, 2021 and $1,500 for the nine months ended September 30, 2022 leaving a balance of $42. This note also included an original discount fee of $1,250 recorded to debt discount, we amortized $547 recorded to interest expense during the year ended December 31, 2021 with a balance of $703 and $0 for the nine months ended September 30, 2022 with a balance of $83. The outstanding balance on the note was $26,250 as of September 30, 2022.

On September 16, 2021 we issued a convertible promissory note to Stout LLC. in the amount of $20,000 with an interest rate of 12% per annum and a maturity date of September 16, 2022. The note carries a prepayment feature or is convertible 180 days from the date of the note, at a fixed price of $.05 or if publicly traded at the rate of the lessor of $.05 or the lowest of 65% of the lowest closing bid price for 3 trading days previous to the conversion or based on any subsequent financings with better terms to other investors. The outstanding balance on the note was $20,000 as of September 30, 2022.

Total interest expense including discount amortization on the above notes for the nine months ended September 30, 2022 was $79,908.

NOTE 11 - SUBSEQUENT EVENTS

In accordance with ASC 855, the Company has analyzed its operations subsequent to September 30, 2022 through the date these consolidated financial statements were issued and has reported the following events:

In October of 2022, the Company issued 600,000 shares of common stock to “I Know a Dude, Inc.” owned by Laya Clark for outstanding debt of $60,000.

From October 1, 2022 to February 10, 2023, the Company has issued a total of 3,900,000 shares of common stock from the Reg. D offering and 3,090,000 for services.

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 PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation of Elite Beverage International Corp., as amended, (previously filed as an exhibit to the S-1/A filed on October 2, 2018)
2.2	Articles of Incorporation of Registrant, as amended, (previously filed as an exhibit to the S-1/A filed on October 2, 2018)
2.3	Bylaws of Registrant, (previously filed as an exhibit to the S-1/A filed on October 2, 2018)
2.4	Certificate of Designation for Series A Preferred Stock
2.5	Certificate of Designation for Series X Preferred Stock
4.1	Opinion of Matheau J. W. Stout Regarding Legality of the Securities Being Registered
6.1	Contribution and Assignment Agreement dated February 2, 2018, (previously filed as an exhibit to the S-1/A filed on October 2, 2018)
6.2	Ingredient Studies (previously filed as an exhibit to the S-1/A filed on January 30, 2019)
6.3	GBS Growth Partners Documentation (previously filed as an exhibit to the S-1/A filed on January 30, 2019)
6.4	Limited Exclusivity Agreement dated September 1, 2018 (previously filed as an exhibit to the S-1/A filed on October 2, 2018)
6.5	Employment Agreement between the Registrant and Joey Firestone (previously filed as an exhibit to the S-1/A filed on January 30, 2019)
6.6	Employment Agreement between the Registrant and Joey Firestone 2021
6.7	Term Sheet dated January 9,2019 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.8	Convertible Note dated January 9, 2019 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.9	Board minutes dated January 3, 2019 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.10	SPA dated December 10, 2019 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.11	Convertible Note dated December 10, 2018 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.12	Board minutes dated December 9, 2018 (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.13	Advisory Service Agreement (previously filed as an exhibit to the S-1/A filed on February 13, 2019)
6.14	Form of Subscription Agreement
11.1	Consent of Matheau J. W. Stout of Stout Law Group, PA. (included in Exhibit 12.1)*
12.1	Opinion of Legal Counsel *
13.1	Consent of M&K CPAS

*	Filed herewith

(1)	Incorporated by reference to

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on February 10, 2023.

Elite Performance Holding Corp.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Joey Firestone

Joey Firestone

Chief Executive Officer, Chief Financial Officer and Director February 10, 2023

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By: /s/ Joey Firestone

Joey Firestone

President, Chief Executive Officer, Chief Financial Officer and Director February 10, 2023

By: /s/ Joey Firestone

Joey Firestone

Principal Financial Officer, Principal Accounting Officer February 10, 2023

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